Exhibit 2.1

ASSET PURCHASE AGREEMENT

among

HYDROSOURCE LOGISTICS, LLC

as Buyer

and

INTREPID POTASH-NEW MEXICO, LLC

as Seller

dated as of

April 1, 2026

Annexes

Annex I	Definitions

Exhibits

Exhibit A	Acquired Assets
Exhibit B	Personal Guaranty
Exhibit C	Assignment
Exhibit D	Assumption Agreement
Exhibit E	Government Land Use Authorization Forms
Exhibit F	Allocation Methodology
Exhibit G	Special Warranty Deed
Exhibit H	Transition Services Agreement

Schedules

Schedule 1.03(a)	Proration Exclusion
Schedule 1.03(e)	Allocated Value
Schedule PC	Property Costs
Schedule PL	Permitted Liens
Disclosure Schedules
Schedule 2.02(h)	Payoff Letters
Schedule 3.02	No Conflicts or Consents
Schedule 3.03	Financial Statements
Schedule 3.04	Absence of Certain Changes
Schedule 3.05	Material Agreements
Schedule 3.06	Titel to Assets
Schedule 3.07	Legal Proceedings
Schedule 3.08	Compliance with Laws
Schedule 3.09	Environmental Matters
Schedule 3.11(b)	Taxes
Schedule 3.12	Seller’s Brokers
Schedule 3.13	Water Rights
Schedule 3.14	Real Property
Schedule 3.15	Permits
Schedule 3.16	Insurance
Schedule 4.03	Buyer’s Brokers
Schedule 5.07	Seller Guarantees

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of April 1, 2026 (the “Execution Date”), is entered into among Hydrosource Logistics, LLC, a Texas limited liability company (“Buyer”), Dale Redman, an individual and indirect owner of Buyer (“Owner”), and Intrepid Potash-New Mexico, LLC, a New Mexico limited liability company (“Seller”). Each of Buyer and Owner may be referred to in this Agreement individually as a “Buyer Party” and collectively as the “Buyer Parties.” Each of Seller and each Buyer Party may be referred to in this Agreement individually as a “Party” and collectively as the “Parties.” Capitalized terms used in this Agreement have the meanings given to such terms in this Agreement, including as set forth in Annex I attached to this Agreement.

RECITALS

A.            Seller owns (i) the fee surface estate in, to and under certain parcels of land comprising approximately 21,793 acres (“Fee Acres”), (ii) approximately 27,858 federal grazing lease acres (“Federal Lease Acres”) under the Bureau of Land Management leased by Seller in Lea County, New Mexico (the “South Ranch”), (iii) assignable water rights (the “Water Rights”) (whether in connection with or appurtenant to the Fee Acres, Federal Lease Acres or otherwise), (iv) all Acquired Agreements, (v) the Books and Records, in each case of clauses (i)-(v), as further described on Exhibit A to this Agreement, and (vi) such other assets and interests set forth on Exhibit A (collectively, the “Acquired Assets”).

B.            Seller owns (i) the fee mineral estate in, to and under the land covered by the Acquired Assets, (ii) assets, rights-of-way, contracts, and permits relating to Seller’s brine water operations associated with the South Ranch, and (iii) all salt remaining on the Acquired Assets and certain other assets other than the Acquired Assets (collectively, all assets of Seller other than the Acquired Assets are referred to in this Agreement as the “Excluded Assets”).

C.            Owner is an indirect owner of Buyer and, simultaneously with the execution of this Agreement, has executed the Personal Guaranty. Pursuant to the Personal Guaranty, Owner has agreed that, if Buyer is unable to consummate the Transactions for any reason, including Buyer’s failure to secure sufficient funding to pay the Purchase Price at Closing, Owner will personally advance funds to Buyer at Closing sufficient to permit Buyer to pay the Purchase Price to Seller and consummate the Transactions.

D.            Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Acquired Assets, subject to the terms and conditions set forth in this Agreement, provided, however, that Buyer will not acquire the Excluded Assets from Seller.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Personal Guaranty executed simultaneously herewith, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
Purchase and sale

Section 1.01      Purchase and Sale of the Acquired Assets. Upon the terms and subject to the conditions set forth in this Agreement, Seller shall, on the Closing Date, sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in, to and under the Acquired Assets, free and clear of all Liens.

Section 1.02      Purchase Price. The aggregate purchase price for the Acquired Assets shall be $70,000,000 (the “Purchase Price”), subject to the adjustments described in this Agreement. The Purchase Price shall be paid by Buyer to Seller as follows: (a) a non-refundable deposit of $8,000,000 (the “First Deposit”) has been previously paid by Buyer and retained by Seller and such First Deposit is deemed paid to Seller at Closing as partial consideration for the Acquired Assets; and (b) the remainder of the Purchase Price, as adjusted, shall be paid by Buyer to Seller at the Closing.

Section 1.03      Prorations; Purchase Price Adjustments.

(a)            Prorations. Except as otherwise set forth in this Section 1.03, (i) Buyer shall be entitled to all Revenue recognized in periods from and after the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs expensed in periods from and after the Effective Time and (ii) Seller shall be entitled to all Revenue recognized in periods prior to the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs expensed in periods prior to the Effective Time. Except as otherwise set forth in this Section 1.03, the determination of whether Revenue is recognized or Property Costs are expensed in a period before, at or after the Effective Time shall be interpreted in accordance with GAAP, and for purposes of this Section 1.03, shall be based on when the underlying goods or services are delivered and not the date that a party enters into a contract for the sale of such goods or services. Notwithstanding the foregoing, Seller shall be entitled to retain 50% of the Revenue received by Seller prior to the Effective Time pursuant to those specific surface use and right-of-way agreements identified on Schedule 1.03(a) (such 50% amount, the “Retained Revenue”), based on the amounts set forth therein, and no such Retained Revenue shall result in any reduction of the Purchase Price under this Agreement.

(b)            Purchase Price Increases. The Purchase Price shall be increased by an amount equal to the sum of the following:

(i)            Property Costs paid or otherwise borne by Seller that are expensed for the period from and after the Effective Time; and

(ii)            Revenue received by Buyer (net of all applicable Production Taxes and Burdens attributable to the Revenue) that is recognized as Revenue for periods prior to the Effective Time.

(c)            Purchase Price Decreases. Except as set forth in the last sentence of Section 1.03(a), the Purchase Price shall be decreased by an amount equal to the sum of the following:

(i)            Property Costs paid or otherwise borne by Buyer that are expensed for the period prior to the Effective Time;

(ii)            Revenue received by Seller (net of all applicable Production Taxes and Burdens attributable to the Revenue) that is recognized as Revenue for periods from and after the Effective Time.

The Purchase Price as adjusted pursuant to this Section 1.03 shall be referred to herein as the “Adjusted Purchase Price.”

(d)            Collection of Receivables. Seller shall have the right to collect any receivable, refund or other amounts recognized for periods prior to the Effective Time and pursuant to the last sentence of Section 1.03(a). If Buyer collects any such receivable, refund or other amount and such amount has not been reflected as an adjustment to the Purchase Price pursuant to Sections 1.03(b) and 1.03(c), then Buyer shall promptly remit to Seller any such amounts. Buyer shall have the right to collect any receivable, refund or other amounts recognized for periods from and after the Effective Time, subject to the last sentence of Section 1.03(a). If Seller collects any such receivable, refund or other amount and such amount has not been reflected as an adjustment to the Purchase Price pursuant to Sections 1.03(b) and 1.03(c), then Seller shall promptly remit to Buyer any such amounts.

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(e)            Allocation. The Purchase Price shall be allocated to the Properties as set forth in Schedule 1.03(e) to this Agreement. Seller and Buyer acknowledge and agree that the values allocated among various Properties, as set forth on Schedule 1.03(e) to this Agreement (with respect to each item, individually, the “Allocated Value,” and collectively, the “Allocated Values”) shall be binding on Seller and Buyer.

Section 1.04       Settlement Statement.

(a)            Preliminary Settlement Statement. Seller shall prepare and deliver to Buyer on or before five (5) Business Days prior to the Closing Date a statement (the “Preliminary Settlement Statement”) prepared in good faith by Seller and setting forth the proposed adjustments to the Purchase Price, in accordance with Section 1.03, and the itemized calculation and reasonable supporting documentation of the adjustments used to determine such amounts, together with the designation of Seller’s accounts for the wire transfers of funds as set forth in Section 2.03(b). The proposed adjustments to the Purchase Price will be based upon actual amounts, if known on the date thereof, or good faith estimates by Seller based upon the information then available. Seller shall prepare the Preliminary Settlement Statement in accordance with this Agreement. Within three (3) Business Days of receipt of the Preliminary Settlement Statement, Buyer will deliver to Seller a written report containing all changes with the explanation therefor that Buyer proposes to be made to the Preliminary Settlement Statement. The Preliminary Settlement Statement, as agreed upon by the Parties, shall be used to adjust the Purchase Price at Closing, which amount shall become the Adjusted Purchase Price to be paid at the Closing; provided that if the Parties do not agree upon an adjustment set forth in the Preliminary Settlement Statement, then the amount of such adjustment used to adjust the Purchase Price at Closing shall be that amount set forth in the draft Preliminary Settlement Statement delivered by Seller to Buyer pursuant to this Section 1.04(a).

(b)            Final Settlement Statement. On or before one hundred twenty (120) days after Closing, Seller shall prepare and deliver to Buyer a statement (the “Final Settlement Statement”) prepared in good faith by Seller and setting forth each adjustment to the Purchase Price in accordance with Section 1.03, and the itemized calculation and reasonable supporting documentation of the adjustments used to determine such amount. Seller shall prepare the Final Settlement Statement in accordance with this Agreement. On or before thirty (30) days after receipt of the Final Settlement Statement, Buyer shall have the right, but not the obligation, to deliver to Seller written notice of any objections by Buyer to any adjustments in the Final Settlement Statement (“Dispute Notice”), and during such time period, Buyer and any accountant engaged by Buyer shall have reasonable access to the relevant books and records of Seller, to the personnel of, and work papers prepared by, Seller to the extent that they relate to the Final Settlement Statement, and to such historical financial information (to the extent in Seller’s possession) relating to the Final Settlement Statement as Buyer may reasonably request. The Dispute Notice, if any, shall describe in detail any objectionable adjustments, or lack of any adjustments, and include supporting documentation. If Buyer fails to deliver the Dispute Notice within said time period, the adjustments in the Final Settlement Statement shall be deemed conclusively to be final and binding upon the Parties. If Buyer delivers a Dispute Notice within said time period, the Final Settlement Statement shall be deemed conclusively to be final and binding with respect to all adjustments other than those specifically described in Buyer’s Dispute Notice.

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(c)            Dispute Resolution. Buyer and Seller shall use their reasonable efforts in good faith to confer and resolve any objections on or before fifteen (15) days after Seller’s receipt of Buyer’s Dispute Notice. If Buyer and Seller resolve all objections (or they are determined by the Independent Accountant, as provided for below), the adjusted Final Settlement Statement and the Adjusted Purchase Price reflected therein (the “Final Purchase Price”) shall be deemed conclusively to be final and binding upon the Parties. If Seller and Buyer are unable to resolve the matters addressed in the Dispute Notice, each of Buyer and Seller shall within fifteen (15) Business Days after such fifteen (15) day period, summarize its position with regard to such dispute in a written document of twenty pages or less and submit such summaries to the Denver office of Grant Thornton LLP or such other Person as the Parties may mutually select (the “Independent Accountant”), together with the Dispute Notice, the Final Settlement Statement and any other documentation such Party may desire to submit. In the event that Grant Thornton LLP declines to serve as the Independent Accountant, then the Independent Accountant shall be selected from among the independent national accounting firms that have not represented any Party or its Affiliates at any time during the three (3) year period of time immediately preceding its designation hereunder. The Independent Accountant’s role shall be limited to resolving such objections and determining the correct calculations to be used on only the disputed portions of the Final Settlement Statement, and the Independent Accountant shall not make any other determination, including any determination as to whether any other items on the Final Settlement Statement are correct. The Independent Accountant shall not assign a value to any item greater than the greatest value for such item claimed by Seller or Buyer or less than the smallest value for such item claimed by Seller or Buyer, and the review shall be limited solely to the presentations and supporting material provided by Seller and Buyer and not pursuant to any independent review. In resolving such objections, the Independent Accountant shall apply the provisions of this Agreement concerning determination of the amounts set forth in the Final Settlement Statement. Seller and Buyer shall instruct the Independent Accountant to deliver to Seller and Buyer a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Independent Accountant by Seller and Buyer) of the disputed items submitted to the Independent Accountant within twenty (20) Business Days of receipt of such disputed items. The determination by the Independent Accountant of the disputed amounts and the Final Purchase Price shall be conclusive and binding on the Parties, absent manifest error, fraud or willful misconduct as determined by a non-appealable and binding decision by a court of law having jurisdiction over the Parties. The Parties agree that the procedure set forth in this Section 1.04 for resolving disputes with respect to the Final Settlement Statement and Final Purchase Price (and any components thereof) shall be the sole and exclusive remedy for resolving such disputes; provided, however, that the Parties agree that judgment may be entered upon the determination of the Independent Accountant in any court having jurisdiction over the Party against which such determination is to be enforced.

(d)            Costs. The costs and fees related to such determination by the Independent Accountant, including the costs relating to any negotiations with the Independent Accountant with respect to the terms and conditions of such Independent Accountant’s engagement and the costs for the Independent Accountant’s services shall be borne by (i) Seller, in the proportion that the aggregate dollar amount of disputed items submitted for resolution that are unsuccessfully disputed by Seller (as finally determined by the Independent Accountant) bears to the aggregate dollar amount of such submitted disputed items and (ii) Buyer, in the proportion that the aggregate dollar amount of disputed items submitted for resolution that are successfully disputed by Seller (as finally determined by the Independent Accountant) bears to the aggregate dollar amount of such submitted disputed items.

(e)            Final Adjustment Payment. Any difference in the Adjusted Purchase Price as paid at Closing pursuant to the Preliminary Settlement Statement and the Final Purchase Price shall be paid by the owing Party to the owed Party on or before the date that is ten (10) Business Days following the earlier to occur of the Parties’ agreement or determination by the Independent Accountant.

(f)            Tax. Except as otherwise required by applicable Tax Law, any payment made pursuant to Section 1.03 or this Section 1.04 shall constitute an adjustment to the Purchase Price for Tax purposes.

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Section 1.05      Excluded Assets. The Parties acknowledge and agree that (a) Buyer is not acquiring any of the Excluded Assets pursuant to this Agreement, and (b) the Excluded Assets are hereby expressly excepted, reserved and retained by Seller.

Section 1.06      Assumed Liabilities. At the Closing, Buyer shall assume and shall agree to pay, perform and discharge when due, all Assumed Liabilities.

Section 1.07      Excluded Liabilities. Except as explicitly and expressly set forth in this Agreement, Buyer shall not, by the execution and performance of this Agreement or otherwise, assume, become responsible for or incur, any Excluded Liabilities. Seller shall be solely responsible for, and shall pay and satisfy in due course, all such Excluded Liabilities which Seller is obligated to pay and satisfy as and when they become due and payable.

Section 1.08      Non-Assignment of Certain Assets. Notwithstanding anything to the contrary in this Agreement, to the extent that the assignment of any of the Acquired Assets shall require the Consent of any Governmental Authority or any other Person not a party to this Agreement, neither this Agreement nor any action taken pursuant to it shall constitute an assignment or an attempt to assign the same if such assignment or attempted assignment would constitute a breach thereof or result in the loss or diminution thereof. If any such Consent is not obtained prior to the Closing and the Closing nonetheless occurs, Seller shall use commercially reasonable efforts to obtain such Consent as promptly as practicable thereafter, and until such Consent is obtained, Seller shall cooperate with Buyer in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the related obligations under any applicable Acquired Agreement. Seller shall promptly remit to Buyer when received all monies received by Seller in respect of any such Acquired Agreement or any claim or right or any benefit arising thereunder or resulting therefrom. Upon receipt of any such Consent, Seller shall automatically be deemed to have sold, assigned, transferred, conveyed and delivered such Acquired Agreement to Buyer for no additional consideration.

Section 1.09      Withholding Taxes. Buyer shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law; provided, that as long as the IRS Form W-9 set forth in Section 2.02(j) is delivered by Seller at the Closing, then no deduction or withholding will occur on any amounts otherwise payable to Seller at the Closing pursuant to this Agreement. Other than with respect to amounts treated as compensation for Tax purposes, Buyer shall use commercially reasonable efforts to provide Seller with written notice of its intent to deduct and withhold pursuant to this Section 1.09 at least three (3) days before deducting and withholding from any consideration otherwise payable to any Seller pursuant to this Agreement and shall reasonably cooperate with Seller to mitigate or eliminate any such deduction and withholding to the maximum extent permitted by applicable Tax Law. To the extent that amounts are so deducted and withheld and timely paid over to the appropriate Governmental Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE II
CLOSING

Section 2.01      Closing. The closing of the Transactions (“Closing”) shall take place via electronic (including pdf, DocuSign or otherwise) exchange of documents (or exchange of wet-ink originals to the extent required for appropriate filings in property records or with Governmental Authorities) at 10:00 a.m., Mountain Time (or such other time as agreed by the Parties), on the Execution Date. The date on which the Closing occurs is also referred to herein as the “Closing Date.” Ownership and possession of the Acquired Assets shall be transferred from Seller to Buyer at the Closing, provided however, that the Closing shall be deemed to be effective as of 12:01 a.m., Mountain Time, on the first calendar day of the calendar month in which the Closing occurs (the “Effective Time”), and the financial benefits and burdens with respect to the Acquired Assets shall be transferred effective as of the Effective Time.

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Section 2.02      Seller’s Closing Deliveries. At the Closing, Seller shall deliver the following to Buyer:

(a)            an assignment, conveyance and bill of sale of the Acquired Assets executed by Seller, in the form attached to this Agreement as Exhibit C (the “Assignment”), excepting and reserving unto Seller the Excluded Assets together with such other separate instruments of sale, transfer or assignment as Buyer reasonably requests;

(b)            an assignment and assumption agreement executed by Seller, in the form attached to this Agreement as Exhibit D, pursuant to which Buyer shall assume the Assumed Liabilities (the “Assumption Agreement”);

(c)            appropriate forms to transfer or reissue the Government Land Use Authorizations executed by Seller, in the form attached to this Agreement as Exhibit E, in sufficient counterparts to facilitate filing with the applicable Governmental Authorities (the “Government Land Use Authorizations Forms”);

(d)            a Special Warranty Deed, duly executed and acknowledged by Seller in recordable form, conveying to Buyer fee simple title to the Fee Acres, subject only to Permitted Liens, in the form attached to this Agreement as Exhibit G (the “Special Warranty Deed”);

(e)            a transition services agreement, duly executed and acknowledged by Seller the form attached to this Agreement as Exhibit H (the “Transition Services Agreement”);

(f)            a certificate of an officer of Seller certifying: (i) that attached thereto are true and complete copies of all resolutions of the manager or other governing authority of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the Transactions, and that such resolutions are in full force and effect; (ii) the names, titles and signatures of the officers of Seller authorized to sign this Agreement; and (iii) that attached thereto are true and complete copies of the Organizational Documents of Seller, including any amendments or restatements thereof, and that such Organizational Documents are in full force and effect;

(g)            a good standing certificate with respect to Seller issued by the state of its organization, dated as of a date not more than five (5) Business Days prior to the Closing Date;

(h)            payoff letters evidencing the discharge or payment in full of the Indebtedness and each holder of such Indebtedness, each as identified on Section 2.02(h) of the Disclosure Schedules, in each case duly executed by each holder of such Indebtedness and termination statements on Form UCC-3, or other appropriate releases, which when filed will release and satisfy any and all Liens relating to such Indebtedness, together with proper authority to file such termination statements or other releases at and following the Closing;

(i)            release of all Liens on the Acquired Assets under the Credit Facility, including a termination statement on Form UCC-3 related to such Liens;

(j)            a properly completed and duly executed IRS Form W-9 from Seller (or, if applicable, the Person from which Seller is disregarded as a separate entity for U.S. federal income tax purposes);

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(k)            all consents that are required to be obtained from counterparties to the Material Agreements, Governmental Authorities and other third parties in connection with the consummation of the Transactions;

(l)             a Foreign Investment in Real Property Tax Act (FIRPTA) affidavit executed by Seller;

(m)            the Title Affidavits; and

(n)            all other instruments, agreements, certificates and documents required to be delivered by Seller at or prior to the Closing pursuant to this Agreement and such other certificates of authority and similar instruments as Buyer has reasonably requested prior to the Closing.

Section 2.03          Buyer’s Closing Deliveries. At the Closing, Buyer Parties shall deliver the following to Seller:

(a)            to each holder of Indebtedness identified on Section 2.02(h) of the Disclosure Schedules, an amount in cash set forth opposite such Person’s name to the account or accounts designated by such Person by wire transfer of immediately available funds;

(b)            to Seller, the remainder of the Adjusted Purchase Price (less the First Deposit) at the Closing (after deducting the aggregate amount, if any, paid pursuant to Section 2.03(a)), by wire transfer of immediately available funds;

(c)            [Reserved];

(d)            the Assumption Agreement, executed by Buyer;

(e)            the Government Land Use Authorization Forms, executed by Buyer;

(f)             the Transition Services Agreement, executed by Buyer;

(g)            a certificate of an officer of Buyer certifying: (i) that attached thereto are true and complete copies of all resolutions of the manager or other governing authority of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the Transactions, and that such resolutions are in full force and effect and (ii) the names, titles and signatures of the officers of Buyer authorized to sign this Agreement; and

(h)            all other instruments, agreements, certificates and documents required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and similar instruments as Seller has reasonably requested prior to the Closing.

Section 2.04          Pro Forma Policy. The Pro Forma Policy shall be delivered at Closing. The Title Policy may be delivered after Closing if that is customary in the locality.

ARTICLE III
Representations and warranties REGARDING Seller

Seller hereby represents and warrants to Buyer Parties that, except as may be set forth in the Disclosure Schedules, the statements contained in this Article III are true and correct as of the Closing Date.

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Section 3.01          Organization and Authority of Seller. Seller is duly organized, validly existing and in good standing under the Laws of the State of New Mexico. Seller has all necessary limited liability company power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the Transactions. The execution and delivery by Seller of this Agreement, the performance by Seller of its obligations hereunder, and the consummation by Seller of the Transactions have been duly authorized by all requisite limited liability company action on the part of Seller. This Agreement constitutes a legal, valid and binding obligation of Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.02          No Conflicts or Consents. The execution, delivery and performance by Seller of this Agreement, and the consummation of the Transactions, do not and will not: (a) violate or conflict with any provision of the Organizational Documents of Seller; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Seller; (c) except as set forth in Section 3.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under, violate or conflict with, or result in the acceleration of any Material Agreement; or (d) except as set forth in Section 3.02 of the Disclosure Schedules, require any consent, permit, Governmental Order, filing or notice from, with or to any Governmental Authority; except, in the cases of clause (b) and (c), where the violation, conflict, acceleration or failure to obtain consent or give notice would not have a Material Adverse Effect on Seller’s ability to consummate the Transactions, and, in the case of clause (d), where the failure to obtain such consent, permit, Governmental Order, filing or notice, in the aggregate, would not have a Material Adverse Effect on Seller’s ability to consummate the Transactions.

Section 3.03          Financial Statements. Section 3.03(a) of the Disclosure Schedules contains true, correct and complete copies of the following financial statements of Seller: (i) the unaudited statements of income for the three (3) month period ending on March 31, 2026 (the “Interim Financial Statements”) and (ii) the audited balance sheets of Seller for the years ended December 31, 2025 and December 31, 2024 and the related audited statements of income and cash flows and the related notes thereto for the fiscal years then ended (collectively, the “Annual Financial Statements”, and together with the Interim Financial Statements, the “Financial Statements”). Except as set forth in the notes to the Financial Statements or Section 3.03(b) of the Disclosure Schedules, the Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the period involved (subject to any normal and recurring year-end adjustments). The Financial Statements fairly present in all material respects the financial condition of Seller as of the respective dates they were prepared and the results of the operations of Seller for the periods indicated.

Section 3.04          Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by this Agreement or as set forth on Section 3.04 of the Disclosure Schedules, since the Balance Sheet Date there has not been any event or development or change which has resulted or would reasonably be likely to result in a Material Adverse Effect, and Seller has not:

(a)            incurred or assumed any Indebtedness, made any loans or advances to any other Person, or forgiven, canceled or compromised any Indebtedness, in each case in excess of $250,000;

(b)            acquired properties or assets, including equity interests of another Person, with a value in excess of $500,000, whether through merger, consolidation, share exchange, business combination or otherwise;

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(c)            experienced damage, destruction or other casualty in excess of $250,000, whether or not covered by insurance, affecting Seller or any assets that are owned, held or used by Seller; or

(d)            authorized or entered into any contract to do any of the foregoing.

Section 3.05          Material Agreements.

(a)            Section 3.05(a) of the Disclosure Schedules lists each of the following contracts and other agreements of Seller (collectively, the “Material Agreements”):

(i)            each active purchase, sales, transportation or other contract that generated revenues, or resulted in aggregate payments by Seller, in either case, in excess of $250,000 during 2025;

(ii)           any contract relating to Indebtedness in excess of $250,000;

(iii)          each contract that includes rights of first refusal, noncompetition or non-solicitation clauses relating to the Acquired Assets; and

(iv)          each contract between (A) Seller, on the one hand, and (B) any Affiliate of Seller, on the other hand.

(b)            Except as set forth on Section 3.05(b) of the Disclosure Schedules, each Material Agreement represents the legal, valid, and binding obligation of Seller, enforceable by it in all material respects in accordance with its terms against each other party thereto, except as the enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.06          Title to Assets. Except as set forth on Section 3.06 of the Disclosure Schedules, Seller has possession of and good, valid and marketable title to, or a valid enforceable leasehold or license interest in, all of its material personal property (other than personal property sold or otherwise disposed of in the Ordinary Course of Business) constituting Acquired Assets, free and clear of all Liens, other than Permitted Liens.

Section 3.07          Legal Proceedings.  Except as set forth on Section 3.07 of the Disclosure Schedules, there are no Proceedings pending or, to Seller’s Knowledge, threatened in writing against Seller relating to Seller’s ownership or operation of the Acquired Assets.

Section 3.08          Compliance with Laws.  Except as set forth in Section 3.08 of the Disclosure Schedules, Seller is in material compliance with all Laws applicable to it or its business, properties or assets (including the Acquired Assets).

Section 3.09          Environmental Matters. To Seller’s Knowledge, except as set forth in Section 3.09 of the Disclosure Schedules:

(a)            Seller and its Business conducted on the South Ranch have materially complied with, are in material compliance with, and have no material Liability under, Environmental Laws, Permits or with respect to Hazardous Substances;

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(b)           since January 1, 2023, Seller has not treated, disposed of or released Hazardous Substances on the Properties in material quantities or material concentrations that could reasonably be expected to require remediation by Seller pursuant to Environmental Laws;

(c)            Seller has not received any written notice from any Governmental Authority alleging any material violation of Environmental Laws with respect to the Properties that has not been remediated;

(d)            Seller has not entered into, nor is Seller a party to, any consent order, consent decree, settlement agreement, administrative order, or other written agreement with any Governmental Authority under any Environmental Law that (a) imposes or could reasonably be expected to impose any material obligation, liability, or cost on Buyer or the Acquired Assets after the Closing Date, or (b) requires any material remediation, investigation, monitoring, or other environmental work to be performed on or in connection with the Acquired Assets after the Closing Date; and

(e)            there are no pending or threatened (in writing) material Proceedings against Seller or the Properties arising under any Environmental Laws.

The representations and warranties set forth in this Section 3.09 are Seller’s sole and exclusive representations or warranties regarding Environmental Laws and Hazardous Substances.

Section 3.10          Employment Matters. Seller is in material compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees employed by Seller with respect to its Business conducted on the South Ranch. The representations and warranties set forth in this Section 3.10 are Seller’s sole and exclusive representations and warranties regarding employment matters.

Section 3.11          Taxes.

(a)            Seller has duly and properly filed in a timely manner with the relevant Tax authorities all material Tax Returns relating to Seller and its Business required by Law to be filed, including estimated Tax Returns and other information returns and reports. Each such Tax Return is complete, true and correct in all material respects, and all Production Taxes that have become due and payable with respect to the Assets have been timely paid (whether or not such Taxes are reflected on a Tax Return);

(b)            Except as set forth in Section 3.11(b) of the Disclosure Schedules, all material Taxes required to be withheld, collected or deposited by Seller with respect to the Acquired Assets and the conduct of its Business have been timely withheld, collected or deposited and, to the extent required, have been paid to the relevant Tax authority;

(c)            Seller has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax with respect to the Acquired Assets or its Business;

(d)            No Acquired Asset is subject to any Tax holiday or Tax incentive or grant in any jurisdiction;

(e)            Seller has not requested any extension of time within which to file any Tax Returns with respect to the Acquired Assets, except for automatic extensions of time to file any Tax Return not requiring the consent of any Governmental Authority. Seller has not executed or filed with any Governmental Authority any agreement or other document extending or having the effect of extending the statute of limitations for assessment, collection or other imposition of any Tax with respect to the Acquired Assets;

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(f)            None of the Acquired Assets are subject to any tax partnership agreement or are otherwise treated, or required to be treated, as held in a partnership for Tax purposes or an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code (or any corresponding or similar provision of state Law);

(g)            Neither Seller nor its Affiliates have received written notice of any pending claim against Seller or its Affiliates (which remains outstanding) from any applicable Governmental Authority for assessment of Taxes with respect to the Acquired Assets, and there are no active Proceedings relating to any Taxes of Seller or its Affiliates with any applicable Governmental Authority;

(h)            There are no Liens for Taxes currently existing, pending or threatened with respect to any of the Acquired Assets, other than Liens constituting Permitted Liens; and

(i)            To Sellers’ Knowledge, no Governmental Authority has ever asserted a claim that Seller or its Affiliates are subject to Tax with respect to the Acquired Assets in a jurisdiction in which Seller or its Affiliate, as applicable, is not filing Tax Returns.

Section 3.12          Brokers. Except as set forth on Section 3.12 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Seller.

Section 3.13          Water Rights. Section 3.13 of the Disclosure Schedules sets forth a true, correct, and complete list of all Water Rights included in the Acquired Assets, including the permit or license number, source, priority date, quantity, type of use, and place of use for each Water Right.

(a)            Seller owns or holds valid legal title to each Water Right listed on Section 3.13 of the Disclosure Schedules, free and clear of all Liens other than Permitted Liens.

(b)            All Water Rights are in good standing, and in full force and effect, with the New Mexico Office of the State Engineer and all other applicable Governmental Authorities.

(c)            To Seller's Knowledge, no Water Right is subject to any pending or threatened forfeiture, abandonment, relinquishment, or curtailment proceeding.

(d)            The Water Rights are transferable to Buyer, and no consent or approval of any Governmental Authority is required for such transfer other than routine administrative filings with the New Mexico Office of the State Engineer.

(e)            Except as set forth on Section 3.13(e) of the Disclosure Schedules, the quantities of water represented by the Water Rights have been put to beneficial use within the applicable time periods required under applicable Law, and no Water Right has been forfeited or abandoned due to non-use.

(f)            Seller has not received any written notice from any Governmental Authority or third party challenging, disputing, or otherwise adversely affecting any Water Right.

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Section 3.14          Real Property. Seller has delivered to Buyer copies of the deeds and other instruments (as recorded) by which Seller acquired such Fee Acres, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Seller with respect to such Fee Acres. Section 3.14 of the Disclosure Schedules sets forth (i) a true, correct, and complete list of all Fee Acres included in the Acquired Assets, including the legal description and county of each parcel, and (ii)  a true, correct, and complete list of all surface leases and other leasehold interests in real property included in the Acquired Assets (“Surface Leases”). To Seller’s Knowledge:

(a)            There is no pending or threatened material condemnation, eminent domain, or similar proceeding affecting any of the Properties or any portion thereof.

(b)            There are no outstanding options, rights of first offer, or rights of first refusal to purchase any of the Properties or any portion thereof or interest therein, other than as set forth in the Section 3.14(b) Disclosure Schedules.

(c)            All improvements located on the Properties have been constructed in material compliance with all applicable Laws and Permits and are in material compliance with all applicable zoning, building, and land use Laws.

(d)            Each Surface Lease to which Seller is a party or by which Seller is bound is valid and binding on Seller and each other party thereto, and is in full force and effect.

Section 3.15          Permits. Section 3.15 of the Disclosure Schedules sets forth a true, correct, and complete list of all material Permits held by Seller that are necessary for or used in the ownership or operation of the Acquired Assets or the conduct of the Business as currently conducted, including the issuing Governmental Authority, permit number, and expiration date (if any) for each Permit.

(a)            Seller holds all Permits listed on Section 3.15 of the Disclosure Schedules, and each such Permit is valid and in full force and effect and is in material compliance with all terms and conditions of each Permit.

(b)            Seller has not received any written notice from any Governmental Authority regarding: (i) any actual or alleged violation of, or failure to comply with, any Permit; (ii) any revocation, withdrawal, suspension, cancellation, termination, or modification of any Permit; or (iii) any proceeding relating to any of the foregoing.

(c)            Except as set forth on Section 3.15(c) of the Disclosure Schedules, all Permits are transferable to Buyer, and no consent or approval of any Governmental Authority is required for such transfer other than routine administrative filings.

Section 3.16          Insurance. Section 3.16 of the Disclosure Schedules sets forth a true, correct, and complete list of all material insurance policies maintained by Seller with respect to the Acquired Assets or the Business, including the insurer, policy number, coverage amounts, deductibles, and expiration date for each policy. All such insurance policies are in full force and effect, and all premiums due and payable thereunder have been paid in full. Seller has not received any written notice of cancellation or non-renewal of any such insurance policy.

Section 3.17          No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedules) and the Transaction Documents, neither Seller nor any of its Representatives has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding Seller furnished or made available to Buyer (including any information, documents or material delivered to Buyer or made available to Buyer in Seller’s virtual data room maintained on behalf of Seller for purposes of this Agreement, or any management presentations made in expectation of the Transactions) or as to the future revenue, profitability or success of Seller, or any representation or warranty arising from statute or otherwise in law.

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ARTICLE IV
Representations and warranties REGARDING buyer

Each Buyer Party, jointly and severally, represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the Closing Date.

Section 4.01          Organization and Authority of Buyer Parties. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Texas. Each Buyer Party has all necessary limited liability company or other power and authority to enter into this Agreement, to carry out his or its obligations hereunder and to consummate the Transactions. Owner has all necessary power and authority to enter into the Personal Guaranty and to carry out his obligations thereunder. The execution and delivery by each Buyer Party of this Agreement, the execution and delivery by Owner of the Personal Guaranty, the performance by each Buyer Party of his or its obligations hereunder and thereunder, and the consummation by each Buyer Party of the Transactions have been duly authorized by all requisite limited liability company or other action on the part of such Buyer Party. This Agreement constitutes a legal, valid and binding obligation of each Buyer Party, and the Personal Guaranty constitutes a legal, valid and binding obligation of Owner, in each case, enforceable against such Buyer Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02          No Conflicts; Consents. The execution, delivery and performance by each Buyer Party of this Agreement, the execution, delivery and performance by Owner of the Personal Guaranty, and the consummation of the Transactions, do not and will not: (a) if such Buyer Party is an entity, violate or conflict with any provision of the Organizational Documents of such Buyer Party; (b) violate or conflict with any provision of any Law or Governmental Order applicable to such Buyer Party; (c) require the consent, notice or other action by any Person under, violate or conflict with, or result in the acceleration of any agreement to which such Buyer Party is a party; or (d) require any consent, permit, Governmental Order, filing or notice from, with or to any Governmental Authority; except, in the cases of clauses (b) and (c), where the violation, conflict, acceleration or failure to obtain consent or give notice would not have a material adverse effect on such Buyer Party’s ability to consummate the Transactions and, in the case of clause (d), where such consent, permit, Governmental Order, filing or notice would not, in the aggregate, have a material adverse effect on such Buyer Party’s ability to consummate the Transactions.

Section 4.03          Brokers. Except as set forth in Section 4.03 of the Disclosure Schedules, no broker, finder, or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of either Buyer Party.

Section 4.04          Sufficient Funds; Solvency; Financial Capacity; Ownership of Buyer.

(a)            Each Buyer Party has at Closing sufficient cash on hand or other sources of immediately available funds to enable him or it to pay Seller the Purchase Price (less the First Deposit) and consummate the Transactions. Immediately after giving effect to the Transactions, each Buyer Party shall be solvent and shall: (i) be able to pay his or its debts as they become due; (ii) own property that has a fair saleable value greater than the amounts required to pay his or its debts (including a reasonable estimate of the amount of all contingent liabilities); and (iii) have adequate capital to carry on Buyer’s business. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of any Buyer Party. In connection with the Transactions, neither Buyer Party has incurred, nor plans to incur, debts beyond his or its ability to pay as they become absolute and matured.

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(b)            Owner holds cash and liquid investments in an amount sufficient to satisfy his obligations under the Personal Guaranty and fund Buyer’s obligation to pay the remainder of the Adjusted Purchase Price (less the First Deposit) pursuant to Section 2.03(b).

(c)            Owner holds 425.1 Common Units (35.589% interest) in Lea & Eddy Holdings, LLC, the sole member of Buyer, and Owner acknowledges and agrees that, as an indirect member and equity holder of Buyer, (i) Owner has a substantial interest in the financial success of Buyer, (ii) Buyer’s consummation of the Transactions are in the best interests of Buyer and (iii) Owner will receive substantial direct and indirect benefits by executing this Agreement and the Personal Guaranty.

Section 4.05          Legal Proceedings. There are no Proceedings pending or, to Buyer’s Knowledge, threatened against or by either Buyer Party that challenge or seek to prevent, enjoin or otherwise delay the Transactions.

Section 4.06          Independent Investigation. Each Buyer Party has conducted his or its own independent investigation, review and analysis of Seller and the Acquired Assets, and acknowledges that each Buyer Party has been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of Seller for such purpose. Each Buyer Party acknowledges and agrees that: (a) in making his or its decision to enter into this Agreement and to consummate the Transactions, such Buyer Party has relied solely upon his or its own investigation and the express representations and warranties of Seller set forth in Article III of this Agreement (including related portions of the Disclosure Schedules); and (b) neither Seller nor any of its Representatives has made any representation or warranty as to Seller, the Acquired Assets or this Agreement, except as expressly set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules) or the Transaction Documents.

ARTICLE V
Covenants

Section 5.01          Further Assurances; Cooperation. Subject to the terms and conditions hereof, each of the Parties shall, and shall cause its Affiliates to, execute and deliver such further instruments and take such additional action as any other Party may reasonably request (at such requesting Party’s expense) to effect or consummate the Transactions. Seller shall reasonably cooperate after the Closing, at Buyer’s cost, to execute and deliver all forms, affidavits and instruments reasonably required to record and perfect transfers of the Water Rights with the New Mexico Office of the State Engineer and any other applicable Governmental Authorities, including providing historical use information in Seller’s possession to support beneficial use and priority. Seller shall not challenge or protest Buyer’s change-of-use or transfer filings for Water Rights filed after the Closing.

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Section 5.02          Intrepid Names. Each Buyer Party acknowledges that, as between the Parties, the Intrepid Names are and shall remain the property of Seller and its respective Affiliates and that nothing in this Agreement shall transfer, or shall operate as an agreement to transfer, any right, title or interest in the Intrepid Names to a Buyer Party or any Affiliate of a Buyer Party. Without limiting the immediately following sentence, Seller is not granting either Buyer Party a license to use, and neither Buyer Party nor any of their Affiliates shall have any right, title or interest in or to, the Intrepid Names after the Closing. Notwithstanding the foregoing, Seller hereby grants to Buyer a limited transition trademark license to the Intrepid Names solely for use with respect to the Acquired Assets while Buyer transitions from using the Intrepid Names after the Closing as set forth herein. Buyer agrees that: (a) as soon as reasonably practicable following the Closing, but in any event no later than thirty (30) days following the Closing Date or the expiration of any transition services (as applicable), Buyer shall, and shall cause all of its applicable Affiliates to, cease to use any existing stationery, bin labels, purchase order, invoice, receipt or other similar document containing any reference to the Intrepid Names or only use such stationery, purchase order, invoice, receipt or other similar document after having deleted, painted over, pasted over or placed a sticker over such references; (b) as soon as reasonably practicable following the Closing, and in any event no later than thirty (30) days after the Closing Date or the expiration of any transition services (as applicable), Buyer and its Affiliates shall remove the Intrepid Names from all premises, signs, vehicles, and other property constituting any Acquired Assets or other assets owned or held by Buyer; and (c) following the Closing Date, no brochures, leaflets or similar documents and no packaging containing any reference to the Intrepid Names shall be printed, ordered or produced by or on behalf of Buyer or any of its Affiliates and, with respect to existing brochures, leaflets or similar documents and packaging containing a reference to the Intrepid Names, Buyer shall use its commercially reasonable efforts to ensure that, as soon as reasonably practicable following the Closing, but in no event later than thirty (30) days following the Closing Date or the expiration of any transition services (as applicable), such references are deleted, pasted over or a sticker is put over such references, or such documents and packaging are no longer used by Buyer and its Affiliates. Each Buyer Party agrees that neither it nor any of its Affiliates shall acquire any rights whatsoever in the Intrepid Names by virtue of their use of the Intrepid Names during this transition period, and that all use of the Intrepid Names during this transition period shall inure solely to the benefit of Seller and its Affiliates. Any and all use of the Intrepid Names pursuant to said transition trademark license shall be in accordance with the manner in which such Intrepid Names were used in its business in the twelve (12) months prior to the Closing Date, and subject to any quality control or such related guidelines or other instructions as in effect as of the Closing Date.

Section 5.03          Books and Records.

(a)            Retention. For a period of six (6) years after the Closing, Buyer shall retain the Books and Records in a manner reasonably consistent with the prior practices of Seller. From and after the Closing, Buyer and its Affiliates shall make or cause to be made available to Seller and their authorized Representatives, upon reasonable notice and at Seller’s cost and expense, any or all of the Books and Records in Buyer’s or its Affiliates’ possession during regular business hours as may be reasonably necessary for (i) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Proceeding, (ii) preparing reports to Governmental Authorities, or (iii) such other purposes for which access to such documents is determined by Seller to be reasonably necessary.

(b)            Limitations. Notwithstanding anything in this Agreement to the contrary, Buyer shall not be required to provide access or information to Seller, their Affiliates or their Representatives to the extent Buyer or Seller are prohibited from providing information that is (i) protected by attorney-client privilege or (ii) subject to a confidentiality or other restriction pursuant to a contract with a third party or applicable Law.

Section 5.04          Press Release and Announcements; Confidentiality.

(a)            Public Disclosures. No Party shall issue or cause the publication of any press release, public announcement or disclosure of, or otherwise communicate with any news media in respect of, this Agreement, the Transaction Documents, or the Transactions without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or nationally recognized stock exchange rules, in which case the Party required to publish such press release or make such public announcement or disclosure shall allow the other Party a reasonable opportunity to comment on such press release, public announcement or disclosure in advance of such publication or disclosure, to the extent practicable.

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(b)           Confidentiality Agreement. Each Buyer Party acknowledges that, following the Closing or the termination of this Agreement pursuant to Article IX, that certain confidentiality agreement by and between Buyer and Seller, dated as of June 24, 2025, (the “Confidentiality Agreement”), shall remain in full force and effect pursuant to its terms. Each Party agrees that the information being provided to it in connection with the Transactions (including the terms of the Transaction Documents and the contents of the Disclosure Schedules) will remain subject to the terms of the Confidentiality Agreement. Effective upon the Closing, Buyer shall not be bound by the Confidentiality Agreement with respect to information relating solely to the Acquired Assets; provided, however, that each Party agrees that any and all other information provided to it or any of its Affiliates, or any of their respective representatives, by another Party to this Agreement or any of its Affiliates, or any of their respective representatives, shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing, and each Party shall otherwise comply with the Confidentiality Agreement in accordance with its terms.

(c)            Equitable Remedies. The Parties agree that serious and irreparable damage would occur in the event that any of the provisions of this Section 5.04 were not performed by a Party in accordance with their specific terms or were otherwise breached by another Party, as applicable, and therefore money damages would not be an adequate remedy for any such breach. It is accordingly agreed that the Parties shall be entitled to seek and obtain specific performance or injunctive relief in order to enforce, or prevent any violations of the provisions of this Section 5.04. No Party shall object to the granting of any such injunctive relief, specific performance or other equitable relief with respect to a breach of this Section 5.04 on the basis that there exists an adequate remedy at law. Each Party further agrees to waive any requirement for the proof of irreparable damages or for the posting of any bond or other security in connection with the obtaining of such injunctive or other equitable relief.

Section 5.05          Reserved.

Section 5.06          Insurance. Seller maintains a mix of insurance coverage for all property and liability risks. Buyer acknowledges that (a) Seller may, on or after the Closing Date, terminate or modify such insurance policies and programs maintained by Seller or any of its respective Affiliates and (b) in any event, the Acquired Assets will no longer be covered under Seller’s policies and programs with respect to events after the-Effective Time, and no claims may be brought against any policy of Seller or its Affiliates by Buyer or any of its Affiliates in respect of the Acquired Assets relating to events that occur after Closing. Buyer acknowledges and agrees that (i) Buyer will have to obtain replacement coverage under commercial property and liability insurance policies or otherwise (including coverage as Buyer deems appropriate for the operation of the Acquired Assets) at Buyer’s sole expense and (ii) Buyer will affirmatively assume responsibility for all claims related to the Acquired Assets occurring after the Closing Date. For the avoidance of doubt, Seller shall retain all rights to control its and its Affiliates’ insurance policies and programs, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of its insurance policies and programs, except to the extent any such policies or programs apply to any liabilities of Buyer or any of its Affiliates.

Section 5.07          Permits; Guarantees. Buyer shall provide all notices and otherwise take all actions reasonably required to transfer or reissue any Permits that are required on or after the Closing Date to be transferred or reissued, including those required under Environmental Laws, as a result of or in furtherance of the Transactions. Seller shall use commercially reasonable efforts to cooperate with Buyer in respect thereof, including to provide information necessary to apply for such Permits. The Parties acknowledge that (a) prior to Closing Seller furnished guarantees, collateral agreements, financial commitments and similar undertakings to secure obligations related to the Business (“Guarantees”) set forth on Schedule 5.07 and (b) Buyer has replaced all Guarantees of Seller with Guarantees of Buyer or its Affiliates. Buyer shall use its commercially reasonable efforts after the Closing to ensure that the Guarantees related to the Business and the underlying obligations are the sole responsibility of Buyer and its Affiliates.

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Section 5.08          Title Commitment; Survey. Prior to the Closing Date, the Title Company issued a commitment for title insurance for the Fee Acres (the “Title Commitment”) in the amount of the Purchase Price allocated to the Fee Acres and in the form (NM 6; ALTA Form Rev. 2006) prescribed in the New Mexico Administrative Code (“NMAC”) at 13.14.18.13 of the New Mexico Title Insurance Rules, 13.14.1 et. seq. NMAC, together with legible copies or electronic versions of restrictive covenants and documents evidencing exceptions in the Title Commitment other than the standard printed exceptions. Buyer may, at its sole option and expense, obtain a new ALTA/NSPS survey of the Fee Acres (the “Survey”) made by a registered professional land surveyor acceptable to the Title Company, and any other surveys reasonably necessary to confirm legal descriptions, boundaries, access, and location of improvements, easements, encroachments, and rights-of-way. The Title Company has delivered to Buyer a pro-forma owner’s policy of title insurance (the “Pro Forma Policy”), irrevocably committing (subject to the requirements set forth therein) the Title Company to issue a standard form of Owner’s Policy of Title Insurance (NM 1) (the “Title Policy”) as of the date and time of the recording of the Special Warranty Deed, in the amount of the Purchase Price allocated to the Fee Acres, insuring Buyer as owner of fee simple title to the Fee Acres, and subject only to the Permitted Liens, all exceptions identified in Schedule B-2 of the Title Policy and any encumbrances created by, through or under Buyer. Seller has executed customary owner’s affidavits and gap indemnities and delivered information reasonably required by the Title Company for issuance of the Title Policy (collectively, the “Title Affidavits”), together with such available endorsements as Buyer has requested.

Section 5.09          Access. (a)      From and after the Closing Date until the date that is thirty (30) calendar days after the Closing Date, upon reasonable advance notice from Seller, Buyer shall permit Seller and its authorized Representatives to have reasonable access, during regular business hours, to the real property comprising the Acquired Assets for the purpose of removing all salt that constitutes Excluded Assets under this Agreement; provided, however, that no such access (or related activities or investigations) shall unreasonably and materially interfere with Buyer’s or any Buyer Affiliate’s normal operation of its business; and provided, further, that Seller agrees to comply fully with all rules, regulations and instructions issued by Buyer regarding Seller’s or its Representatives’ actions while upon, entering or leaving the property of Buyer.

Section 5.10          Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents and instruments and take such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the Transactions.

ARTICLE VI
TAX MATTERS

Section 6.01          Transfer Taxes. All Transfer Taxes shall be borne and paid by the Buyer Parties when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to Transfer Taxes.

Section 6.02          Tax Treatment. For U.S. federal income tax purposes (and for state and local Tax purposes where applicable), each Party intends to treat the purchase and sale of the Acquired Assets pursuant to this Agreement as a sale of the Acquired Assets (subject to the Assumed Liabilities) to Buyer in exchange for the Purchase Price (and any liabilities of Seller and any other amounts required to be treated as part of the consideration for U.S. federal income tax purposes). Except as otherwise required by applicable Law, each Party agrees that (i) it will, and will cause its Affiliates to, report and file all applicable Tax Returns in all respects and for all purposes consistent with the treatment set forth in this Section 6.02, and (ii) it will not, and will not permit its Affiliates to, take any position for applicable Tax purposes (whether in any Tax Proceeding or otherwise) that is inconsistent with the treatment set forth in this Section 6.02.

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Section 6.03          Consideration Allocation. Each Party agrees that the Purchase Price (together with any liabilities of Seller and any other amounts required to be treated as part of the consideration for U.S. federal income tax purposes) shall be allocated among the Acquired Assets in accordance with the methodology set forth on Exhibit F (the “Allocation Methodology”). Any adjustments to the Purchase Price, or to any liabilities or other items treated as part of the consideration for U.S. federal income tax purposes, shall be allocated in a manner consistent with the Allocation Methodology. Except as otherwise required by applicable Law, each Party agrees that (a) it will, and will cause its Affiliates to, report and file all applicable Tax Returns in all respects and for all purposes consistent with the Allocation Methodology, and (b) it will not, and will not permit its Affiliates to, take any position for applicable Tax purposes (whether in any Tax proceeding, Tax Return or otherwise) that is inconsistent with the Allocation Methodology; provided, however, none of the Parties shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with such allocated amount.

Section 6.04          Cooperation on Tax Matters. Each Party shall, and shall cause its Affiliates to, cooperate, to the extent reasonably requested by another Party, in connection with the preparation or filing of Tax Returns of or with respect to the Acquired Assets or any Proceeding in respect of Taxes or Tax Returns of or with respect to the Acquired Assets. Such cooperation shall include the retention and provision of records and information relevant to any such Tax Return or Proceeding and making employees, advisors, or other Representatives available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Seller, on the one hand, and Buyer, on the other, agree to, and to cause their respective Affiliates to, retain records in their possession with respect to Tax matters pertinent to the Acquired Assets for any Tax period beginning on or before the Effective Time until the expiration of the relevant statute of limitations. Seller and Buyer further agree to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority as may be necessary to mitigate, reduce or eliminate any Tax that may be imposed.

Section 6.05          Tax Contests. Each Buyer Party shall give prompt written notice to Seller if such Buyer Party or any of his or its Affiliates receives any communication or notice of any Tax Proceeding with respect to any Taxes or Tax Returns for which Seller may reasonably be expected to provide indemnification pursuant to this Agreement (a “Tax Contest”). Seller shall have the right to control and defend any Tax Contest with respect to any Pre-Effective Time Flow-Through Tax Return or for any Tax period ending on or before the Effective Time (a “Pre-Effective Time Tax Contest”) with counsel (including, for the avoidance of doubt, accountants) of its choice; provided, that, with respect to any Other Tax Return, Buyer shall control such Tax Contest; provided, however, that Seller shall have the option, at Seller’s cost and expense, to assume control, in lieu of Buyer, of any Tax Contest related to any taxable period ending prior to the Effective Time. Seller may exercise such option by providing written notice to Buyer within fifteen (15) Business Days of receiving notice of such a Tax Contest from Buyer. The Party that is in control of any Tax Contest pursuant to the terms of this Section 6.05 shall (i) keep the non-controlling Party reasonably informed of the progress of such Tax Contest, (ii) permit the non-controlling Party (or the non-controlling Party’s counsel) to participate, at the non-controlling Party’s sole cost and expense, in such Tax Contest, including in meetings with the applicable Governmental Authority, and (iii) not settle, compromise and/or concede any portion of such Tax Contest without the prior written consent of the non-controlling Party, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, with respect to any Tax Contest that could reasonably be expected to result in Losses to Buyer in excess of $100,000 (a “Material Tax Contest”), Seller shall (i) consult with Buyer in good faith prior to taking any material action in such Material Tax Contest, (ii) provide Buyer with copies of all material written communications with the applicable Governmental Authority within five (5) Business Days of receipt or delivery thereof, and (iii) not settle, compromise, or consent to the entry of any judgment with respect to such Material Tax Contest without Buyer's prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed).

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Section 6.06          Certain Post-Effective Time Tax Actions. Without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned, or delayed), Buyer shall not, and shall cause its Affiliates to not, (a) amend, supplement, modify, or re-file any Tax Return of Seller for any Pre-Effective Time Tax Period, (b) grant an extension of or waive any applicable statute of limitations with respect to any Tax Return of Seller for any Pre-Effective Time Tax Period, (c) make, change, or rescind any Tax election with respect to Seller that affects or impacts any Taxes or Tax Return of Seller for any Pre-Effective Time Tax Period, (d) file any voluntary disclosure agreement with, participate in any arrangement similar to a voluntary disclosure agreement with, or voluntarily approach any Governmental Authority regarding any failure to pay Taxes or file Tax Returns of Seller for any Pre-Effective Time Tax Period, (e) file a Tax Return of Seller for any Pre-Effective Time Tax Period in any jurisdiction where such type of Tax Return (e.g., a sales Tax Return or an income Tax Return) has not been historically filed by Seller (unless Seller initially established the applicable Tax nexus beginning on or after January 1, 2026), or (f) take any action after the Closing Date outside of the ordinary course or business, in the case of each of (a) through (e), to the extent that any such action could (y) affect or impact the calculation of the Purchase Price or (z) affect or impact the Tax liabilities of Seller (or any direct or indirect owner of Seller), including as result of Seller being required to provide indemnification pursuant to this Agreement. Notwithstanding the foregoing, the restrictions in this Section 6.06 shall not apply to any action taken by Buyer that (i) is required by applicable Law, (ii) is taken in the ordinary course of business and does not materially and adversely affect Seller's Tax liabilities or indemnification obligations, or (iii) results solely from a change in applicable Tax Law enacted after the Closing Date.

Section 6.07          Allocations of Taxes in Straddle Period.

(a)            On or before the Closing, Seller shall deliver to Buyer copies of the relevant documents concerning assessment and collection of the Production Taxes. Production Taxes shall be divided or allocated between Seller and Buyer as of the Effective Time. Seller shall retain responsibility for all Production Taxes attributable to any Tax period (or portion thereof) ending immediately prior to the Effective Time, and Buyer shall assume responsibility for all Asset Taxes attributable to any Tax period (or portion thereof) from and after the Effective Time.

(b)            For purposes of determining the allocations described in Section 6.07(a), (i) ad valorem, real property, personal property, and all other Taxes and similar obligations assessed against the Acquired Assets or based upon or measured by the ownership of the Acquired Assets, but not including Income Taxes, Severance Taxes or Transfer Taxes (“Property Taxes”), shall allocated to the period during which ownership of the applicable Acquired Assets give rise to Liability for such Property Taxes, and Property Taxes for any Straddle Period shall be allocated based on the number of days in the relevant taxable period that occur on or before the Effective Time, on the one hand, and the number of days in such taxable period that occur after the Effective Time, on the other hand and (ii) all extraction, production, excise, net proceeds, severance, windfall profits and all other similar Taxes that are based upon or measured by the severance or production of materials associated with the Acquired Assets (“Severance Taxes”) shall be allocated to the period in which the severance or production giving rise to such Taxes occurred.

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(c)            To the extent there is an addition to any Production Tax (including, for the avoidance of doubt, any penalties, interest or other additions) resulting from Seller’s failure to timely or accurately file Tax Returns or pay Production Taxes that are due and payable, and that are not being contested in good faith, prior to the Closing Date, such additional Production Tax shall be treated as allocable to the Tax period ending immediately prior to the Effective Time. To the extent the actual amount of a Production Tax is not known at the time an adjustment is to be made with respect to such Production Tax pursuant to Section 1.03(b), Section 1.03(c) or Section 1.04, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Production Tax for purposes of such adjustment. To the extent the actual amount of a Production Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the Final Settlement Statement as finally determined pursuant to Section 1.04, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Production Tax that is allocable to such Party under this Section 6.07. Notwithstanding the foregoing, any Transaction Tax Deductions that are determined to be deductible in a Straddle Period shall be allocated to the Pre-Effective Time Tax Period portion of such Straddle Period.

Section 6.08          Tax Returns.

(a)            Seller Prepared Tax Returns. Seller shall be responsible for the preparation and timely filing of all Tax Returns required to be filed with respect to Production Taxes that are due on or prior to the Closing Date and shall pay to the applicable Governmental Authority any Production Taxes due and owing with respect to such Tax Return.

(b)            Buyer Prepared Tax Returns. Buyer shall prepare and timely file (taking into account any valid extensions), or cause to be prepared and timely filed (taking into account any valid extensions), any Tax Return for the Acquired Assets (other than such Tax Returns actually filed in accordance with Section 6.08), in each case, that is required to be filed after the Closing Date (the “Buyer Prepared Returns”). Such Buyer Prepared Returns shall be prepared and filed in accordance with applicable Law and in a manner consistent with past practices of Seller (except as required by applicable Law). Not less than ten (10) days prior to the due date (taking into account any valid extensions) for each such Buyer Prepared Return (or such shorter period of time as is reasonable and necessary under the circumstances) for which Seller has a reimbursement obligation, Buyer shall provide Seller with a draft copy of such Buyer Prepared Return, together with all supporting documentation and workpapers, for Seller’s review and reasonable comment, and Buyer shall incorporate and include any reasonable comments in such Tax Return that is filed with the applicable Governmental Authority that are provided by Seller to Buyer in writing at least five (5) days prior to the due date for filing such Tax Return.

(c)            The Parties agree that (i) this Section 6.08 is intended to solely address the timing and manner in which certain Tax Returns relating to Production Taxes are filed and the Production Taxes shown thereon are paid to the applicable taxing authority, and (ii) nothing in this Section 6.08 shall be interpreted as altering the manner in which Production Taxes are allocated to and economically borne by the Parties (except for any penalties, interest or additions to Tax imposed as a result of any breach by a Party of its obligations under this Section 6.08).

Section 6.09          Transaction Tax Deductions. Notwithstanding anything contained in this Agreement to the contrary, any Transaction Tax Deductions of Seller shall be deducted in a Pre-Effective Time Tax Period to the extent such deductions are permitted by applicable Tax Laws, and to the extent available under applicable Tax Laws, the safe harbor election set forth in IRS Rev. Proc. 2011-29 shall be made to determine the amount of “success fees” that are deductible by the Seller.

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Section 6.10          Refunds. Any refunds of Pre-Effective Time Taxes (whether in cash or as a credit against or offset to any Taxes in lieu of a cash Tax refund) received by Buyer, or any of its Affiliates (in the case of any Straddle Period, determined in the manner set forth in Section 6.07), including any interest received thereon, net of any reasonable out-of-pocket costs or Taxes payable by Buyer associated with obtaining such refund, shall be paid by Buyer to Seller within ten (10) days of receipt by Buyer, or any of its Affiliates, solely to the extent not previously accounted for and paid pursuant to Section 1.03(b). Any refunds of Taxes for any Tax period (or portion thereof) beginning after the Effective Time (whether in cash or as a credit against or offset to any Taxes in lieu of a cash Tax refund) received by Seller, or any of its Affiliates (in the case of any Straddle Period, determined in the manner set forth in Section 6.07), including any interest received thereon, net of any reasonable out-of-pocket costs or Taxes payable by Seller associated with obtaining such refund, shall be paid by Seller to Buyer within ten (10) days of receipt by Seller, or any of its Affiliates, solely to the extent not previously accounted for and paid pursuant to Section 1.03(c).

ARTICLE VII

TITLE AND ENVIRONMENTAL MATTERS

Section 7.01          Reserved.

Section 7.02          Reserved.

Section 7.03          Environmental Acknowledgments. Without limiting Buyer’s remedies with respect to a breach by Seller of its representations and warranties in ARTICLE III, or any remedies of buyer under ARTICLE VIII, Buyer hereby acknowledges and agrees as follows: (i) Buyer has entered into this Agreement on the basis of Buyer’s own investigation of the Condition of the Properties, including surface and subsurface conditions; (ii) Buyer acknowledges that the Land has been used to explore for, develop and produce CERTAIN NATURAL RESOURCES, and for the disposal of produced water, and that spills of produced water, wastes, hazardous substances, and other materials may have occurred thereon, and physical changes to the Properties may have occurred as a result of such use; (iii) (a) low levels of NATURALLY OCCURRING RADIOACTIVE MATERIAL may be present at some locations, (b) NATURALLY OCCURRING RADIOACTIVE MATERIAL is a natural phenomenon associated with SIMILAR PROPERTIES in the U.S. and throughout the world, and (c) Buyer will make its own determination on this matter; and (iv) except as specifically provided elsewhere in this Agreement, upon Closing, Buyer shall, and does hereby, assume the risk that the Properties may contain wastes or contaminants and that adverse physical conditions, including the presence of wastes or contaminants, may not have been revealed by Buyer’s investigation.

ARTICLE VIII
INDEMNIFICATION

Section 8.01          Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date. The covenants or other agreements contained in this Agreement which by their terms specifically contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved. Notwithstanding anything to the contrary contained in this Section 8.01, each Fundamental Representation shall survive the Closing until the expiration of the applicable statute of limitations. For the avoidance of doubt, obligations of Seller with respect to the Diversion Liabilities shall survive indefinitely.

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Section 8.02          Indemnification by Seller. Subject to the other terms and conditions of this Article VIII, from and after the Closing, Seller shall indemnify each Buyer Party against, and shall hold each Buyer Party harmless from and against, any and all Losses incurred or sustained by, or imposed upon, such Buyer Party based upon, arising out of, with respect to:

(a)            any inaccuracy in or breach of any of the representations or warranties of Seller contained in Article III of this Agreement;

(b)            any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement;

(c)            the Diversion Liabilities;

(d)            all Seller Taxes (taking into account, and without duplication of, such Production Taxes effectively borne by Seller as a result of (x) the payments made by Seller pursuant to Section 1.03(b)(ii) and (y) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 6.07); or

(e)            any Excluded Liabilities.

Section 8.03          Indemnification by Buyer Parties. Subject to the other terms and conditions of this Article VIII, from and after the Closing, each Buyer Party, jointly and severally, shall indemnify Seller against, and shall hold Seller harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Seller based upon, arising out of or with respect to:

(a)            any inaccuracy in or breach of any of the representations or warranties of either Buyer Party contained in Article IV of this Agreement;

(b)            any breach or non-fulfillment of any covenant, agreement or obligation to be performed by either Buyer Party pursuant to this Agreement; or

(c)            any Assumed Liabilities.

Section 8.04          Limitations.

(a)            De Minimis; Deductible.

(i)            Seller shall have no obligation under Section 8.02(a) (subject to Section 8.04(a)(iii)): (A) if the Losses associated with any individual claim, or series of related claims, are less than $100,000 (the “De Minimis Claim Amount”), it being understood that any such individual claims for amounts less than the De Minimis Claim Amount shall be taken into account in determining whether the Deductible has been exceeded and thereafter; and (B) until such time as the total amount of all Losses that have been directly or indirectly suffered or incurred by Buyer exceeds $1,000,000 (the “Deductible”) in the aggregate, and then only for the amount of such Losses in excess of the Deductible, subject to the other terms of this Article VIII.

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(ii)            The Buyer Parties shall have no obligation under Section 8.03(a) (subject to Section 8.04(a)(iii)): (A) if the Losses associated with any individual claim, or series of related claims, are less than the De Minimis Claim Amount, it being understood that no such individual claims for amounts less than the De Minimis Claim Amount shall be taken into account in determining whether the Deductible has been exceeded and thereafter; and (B) until such time as the total amount of all Losses that have been directly or indirectly suffered or incurred by Seller exceeds the Deductible in the aggregate, and then only for the amount of such Losses in excess of the Deductible, subject to the other terms of this Article VIII.

(iii)            The limitations set forth in Section 8.04(a)(i) and Section 8.04(a)(ii) shall not apply (and shall not limit the indemnification or other obligations of Seller or Buyer, as the case may be) to inaccuracies in or breaches of any of the Fundamental Representations.

(b)            Liability Cap for Breaches of Representations and Warranties.

(i)             Seller’s obligations under Section 8.02(a) (subject to Section 8.04(c)) shall not, in the aggregate, exceed an amount equal to $7,000,000 (the “Cap”), subject to the other terms of this Article VIII.

(ii)            The Buyer Parties’ obligations under Section 8.03(a) (subject to Section 8.04(c)) shall not, in the aggregate, exceed an amount equal to the Cap, subject to the other terms of this Article VIII.

(c)            Overall Liability Cap. The limitations set forth in Section 8.04(b)(i) and Section 8.04(b)(ii) shall not apply (and shall not limit the indemnification or other obligations of Seller or the Buyer Parties, as the case may be) to inaccuracies in or breaches of any of the Fundamental Representations; provided, however, that in no event will the total cumulative amount of Losses for which Seller, on the one hand, or the Buyer Parties, on the other hand, may be liable under this Article VIII exceed the Final Purchase Price.

(d)            Insurance. The amount of any Losses for which indemnification is provided under this Article VIII shall be net of any amounts recovered by a Party under insurance policies or other collateral sources with respect to such Losses. The indemnified Party (the “Indemnitee”) shall use its commercially reasonable efforts to pursue such insurance policies or collateral sources, and in the event such Indemnitee receives any recovery, the amount of such recovery shall be applied first, to refund any payments made by the indemnitor Party (including the Insurer) (the “Indemnitor”) in respect of indemnification claims pursuant to this Article VIII which would not have been so paid had such recovery been obtained prior to such payment, and second, any excess to the Indemnitee.

Section 8.05          Other Limitations. Notwithstanding anything to the contrary contained in this Agreement: (i) no Indemnitor shall be liable for any special, consequential, indirect, exemplary, or punitive damages, diminution of value, damages based on any type of multiple, or for any lost profits of any Indemnitee (except with respect to any such damages recovered or recoverable by a Third Party for which indemnification is sought pursuant to this Agreement); (ii) the computation of the Losses pursuant to this Article VIII shall be made after deducting therefrom any payment payable to the Indemnitee from any Third Party with respect thereto; (iii) to avoid double recovery, in no event shall any Indemnitee be entitled to be indemnified more than once for the same item of Loss; and (iv) any amount recovered by an Indemnitee from Third Parties with respect to Losses which have already been indemnified by an Indemnitor shall be promptly paid over by the Indemnitee to the Indemnitor pursuant to this Agreement.

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Section 8.06          Defense of Third Party Claims.

(a)            Indemnitor Defense. In the event of the assertion or commencement by any Person, other than a Party, of any claim or Proceeding (whether against Seller, a Buyer Party or any other Person) with respect to which (i) Seller or (ii) a Buyer Party, as the case may be, may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Article VIII (a “Third Party Claim”), the Indemnitor shall have the right, at its election, to assume the defense of such Third Party Claim on its own with counsel reasonably satisfactory to the Indemnitee unless: (A) the Response Notice fails to specify that the Indemnitor desires to assume control of the defense of such Third Party Claim; (B) the Indemnitor has failed or is failing to reasonably prosecute or defend such Third Party Claim; or (C) the Third Party Claim seeks as the primary cause of action the imposition of an equitable or injunctive remedy against the Indemnitee (other than equitable relief that is ancillary to claim for monetary damages). If the Indemnitor so proceeds with the defense of any such Third Party Claim:

(i)            subject to the other provisions of this Article VIII, all reasonable expenses relating to the defense of such Third Party Claim shall be borne and paid exclusively by the Indemnitor;

(ii)            the Indemnitee shall make available to the Indemnitor any documents and materials in the Indemnitee’s possession or control that may be necessary to the defense of such Third Party Claim; provided, however, that any confidential or privileged materials shall not be disclosed by the Indemnitee other than as needed for such defense, and the Indemnitor agrees to enter into a commercially reasonable confidentiality and non-use agreement with the Indemnitee with respect to such information;

(iii)            the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of such Third Party Claim; and

(iv)            the Indemnitor may not settle, adjust or compromise such Third Party Claim without the consent of the Indemnitee (it being understood that if the Indemnitor requests that the Indemnitee consent to a settlement, adjustment or compromise, the Indemnitee shall not unreasonably withhold, condition or delay such consent); provided, however, that no such consent shall be required if: (x) there is no finding or admission of any violation of Law or suggestion of any wrongdoing on behalf of the Indemnitee or the creation of any financial or other obligation on the part of the Indemnitee; (y) each Indemnitee that is a party to such Third Party Claim is fully and unconditionally released from liability with respect to such claim, without prejudice; and (z) as a result of such settlement, adjustment or compromise, no injunctive or other equitable relief will be imposed against the Indemnitee.

(b)            Indemnitee Defense. If the Indemnitor does not elect or is not entitled to proceed with the defense of any such Third Party Claim, the Indemnitee shall proceed with the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnitor; provided, however, that the Indemnitee may not settle, adjust or compromise any such Third Party Claim without the prior written consent of the Indemnitor (which consent may not be unreasonably withheld, conditioned or delayed). An Indemnitee shall give the Indemnitor prompt notice of the commencement of any such Third Party Claim against the Indemnitee; provided, however, that any failure on the part of the Indemnitee to so notify the Indemnitor shall not limit any of the obligations of the Indemnitor under this Article VIII (except to the extent such failure prejudices the defense of such Third Party Claim or the Indemnitor otherwise forfeits any rights by reason of such failure).

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Section 8.07          Indemnification Claim Procedure.

(a)            Notice of Claim. If any Indemnitee has or claims in good faith to have incurred or suffered, or believes in good faith that it may incur or suffer, Losses for which it is or may be entitled to be held harmless or indemnified under this Article VIII, such Indemnitee may deliver a notice of claim (a “Notice of Claim”) to the applicable Indemnitor. Each Notice of Claim shall: (i) state that such Indemnitee believes in good faith that such Indemnitee is or may be entitled to indemnification under this Article VIII; (ii) contain a brief description of the facts and circumstances supporting the Indemnitee’s claim; and (iii) contain a good faith, non-binding, preliminary estimate of the aggregate amount of the actual and potential Losses that the Indemnitee believes have arisen and may arise as a result of such facts and circumstances (the aggregate amount of such estimate, as it may be modified by such Indemnitee in good faith from time to time, being referred to as the “Claimed Amount”).

(b)            Dispute Period. During the twenty (20)-day period commencing upon delivery by an Indemnitee to the applicable Indemnitor of a Notice of Claim (the “Dispute Period”), the Indemnitor may deliver to the Indemnitee who delivered the Notice of Claim a written response (the “Response Notice”) in which the Indemnitor: (i) agrees that the full Claimed Amount is owed to the Indemnitee; (ii) agrees that part, but not all, of the Claimed Amount (such agreed portion, the “Agreed Amount”) is owed to the Indemnitee; or (iii) indicates that no part of the Claimed Amount is owed to the Indemnitee. If the Response Notice is delivered in accordance with clause (ii) or (iii) of the preceding sentence, the Response Notice shall also contain a brief description of the facts and circumstances supporting the Indemnitor’s claim that only a portion or no part of the Claimed Amount is owed to the Indemnitee, as the case may be. Any part of the Claimed Amount that is not agreed to be owed to the Indemnitee pursuant to the Response Notice (or the entire Claimed Amount, if the Indemnitor asserts in the Response Notice that no part of the Claimed Amount is owed to the Indemnitee) is referred to in this Agreement as the “Contested Amount” (it being understood that the Contested Amount shall be modified from time to time to reflect any good faith modifications by the Indemnitee to the Claimed Amount). If no Response Notice is delivered prior to the expiration of the Dispute Period, then the Indemnitor shall be conclusively deemed to have agreed that the full Claimed Amount is owed to the Indemnitee.

(c)            Payment of Full Amount. If: (i) the Indemnitor delivers a Response Notice agreeing that the full Claimed Amount is owed to the Indemnitee; or (ii) the Indemnitor does not deliver a Response Notice during the Dispute Period, then, within ten (10) Business Days following the receipt of such Response Notice by the Indemnitee or within ten (10) Business Days after the expiration of the Dispute Period, the Indemnitor shall pay to the applicable Indemnitee an amount in cash equal to the full Claimed Amount.

(d)            Payment of Partial Amount. If the Indemnitor delivers a Response Notice during the Dispute Period agreeing that less than the full Claimed Amount is owed to the Indemnitee, then within ten (10) Business Days following the receipt of such Response Notice by the Indemnitee, the Indemnitor shall pay to the applicable Indemnitee an amount in cash equal to the full Agreed Amount.

(e)            Contested Amount. If the Indemnitor delivers a Response Notice during the Dispute Period indicating that there is a Contested Amount, the Indemnitor and the Indemnitee shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Indemnitee and the Indemnitor resolve such dispute, a settlement agreement stipulating the amount owed to the Indemnitee (the “Stipulated Amount”) shall be signed by the Indemnitee and the Indemnitor. Within ten (10) Business Days following the execution of such settlement agreement (or such shorter period of time as may be set forth in the settlement agreement), the Indemnitor shall pay to the applicable Indemnitee an amount in cash equal to the Stipulated Amount.

(f)            Resolution of Dispute. In the event that there is a dispute relating to any Notice of Claim or any Contested Amount (whether it is a matter between any Indemnitee, on the one hand, and the applicable Indemnitor, on the other hand, or it is a matter that is subject to a Third Party Claim brought against any Indemnitee) that remains unresolved after application of the terms of this Section 8.07, such dispute shall be settled in accordance with Section 9.08 of this Agreement.

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Section 8.08          Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Tax Law.

Section 8.09          Exclusive Remedies. The Parties acknowledge and agree that from and after the Closing their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement, any of the Transaction Documents, or otherwise relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each Party hereby waives, from and after the Closing, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement or otherwise relating to the subject matter of this Agreement it may have against the other Parties and their Affiliates arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.08 shall limit any Person’s right to seek and obtain any equitable relief to which such Person shall be entitled under this Agreement.

ARTICLE IX
Miscellaneous

Section 9.01          Expenses. Except as otherwise set forth in this Agreement, each of the Parties shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement, the Transaction Documents, and the Transactions, including any such costs and expenses incurred by any Party in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including the fees and expenses of legal counsel, accountants, investment bankers or other representatives and consultants), regardless of whether the Transactions are consummated. Notwithstanding anything to the contrary in this Agreement, Buyer shall pay and be solely responsible for all filing fees payable under the HSR Act, if any.

Section 9.02          Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, if sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to Seller:	Intrepid Potash—New Mexico, LLC
c/o Intrepid Potash, Inc.
707 17th Street, Suite 4200
Denver, Colorado 80202
Attention: Kevin S. Crutchfield, Chief Executive Officer
Email: kevin.crutchfield@intrepidpotash.com

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with copies to (which shall not constitute notice) to:	Intrepid Potash—New Mexico, LLC
c/o Intrepid Potash, Inc.
707 17th Street, Suite 4200
Denver, Colorado 80202
Attention: Christina Sheehan, General Counsel
Email: christina.sheehan @intrepidpotash.com

and

Lewis Ringelman P.C. 101 University Blvd., Suite 400 Denver, Colorado 80206 Attention: Robert G. Lewis Email: rlewis@lewisringelman.com

If to Buyer or Owner:	HydroSource Logistics, LLC 600 N. Marienfeld Street, Suite 800 Midland, Texas 79701 Attention: Dale Redman, Manager Email: dale@redmanranches.com

with a copy (which shall not constitute notice) to:	Jackson Walker LLP 1900 Broadway, Suite 1200 San Antonio, Texas 78215 Attention: Reagan M. Marble Email: RMarble@jw.com

Each Party irrevocably consents to the service of process in the manner provided for notices in this Section 9.02, and agrees that nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by applicable Law.

Section 9.03          Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.04         Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement.

Section 9.05          Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, any Exhibits, Schedules or Annexes, and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control. For the avoidance of doubt, the Parties acknowledge and agree that that certain Letter of Intent regarding “Acquisition of Certain Assets of Intrepid Potash-New Mexico, LLC – South Ranch” by and between Seller and Buyer dated December 22, 2025 is hereby terminated in its entirety.

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Section 9.06          Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 9.07          Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No failure to exercise or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof. No single or partial exercise of any right or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 9.08          Governing Law; Submission to Jurisdiction; Waiver of Jury Trial; Specific Performance.

(a)            All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of New Mexico without giving effect to any choice or conflict of law provision or rule (whether of the State of New Mexico or any other jurisdiction). Any Proceeding arising out of or related to this Agreement or the Transactions may be instituted in the federal courts of the United States of America in the State of New Mexico, or the courts of the State of New Mexico located in Lea County, New Mexico, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such Proceeding.

(b)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS, ANNEXES AND SCHEDULES ATTACHED TO THIS AGREEMENT, OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (II) EACH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(c)            The Parties agree that irreparable damage (for which monetary damages, even if available, would not be an adequate remedy) would occur if any provision of this Agreement were not performed in accordance with the terms hereof (including, without limitation, each Party’s obligation to consummate the Transactions, subject to the terms and conditions in this Agreement), and that the Parties shall be entitled to obtain an injunction, specific performance of the terms hereof, or other equitable relief, in addition to any other remedy to which they are entitled at law or in equity, without proof of damages or inadequacy of any remedy at law. The Parties acknowledge that the right to seek specific enforcement is an integral part of the Transactions and without that right, the Parties would not have entered into this Agreement. Each Party hereby agrees to waive the defense in any such suit that the other Parties have an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy and agrees to waive any requirement to post any bond in connection with obtaining such relief.

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Section 9.09          Attorney-Client Privilege and Conflict Waiver. LR has represented Seller and certain of its Affiliates. All of the Parties recognize the commonality of interest that exists and will continue to exist until Closing, and the Parties agree that such commonality of interest should continue to be recognized after the Closing. Specifically, the Parties agree that (a) neither Buyer Party shall seek to have LR disqualified from representing Seller, and its respective Affiliates in connection with any dispute that may arise between Seller, or its respective Affiliates and either Buyer Party in connection with this Agreement or the Transactions and (b) in connection with any dispute that may arise between Seller, or its respective Affiliates, on the one hand, and a Buyer Party, on the other hand.

Section 9.10          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature pages follow]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

Intrepid Potash-New Mexico, LLC

By:	/s/ Kevin S. Crutchfield
Name:	Kevin S. Crutchfield
Title:	Chief Executive Officer

BUYER:

Hydrosource Logistics, LLC

By:	/s/ David Gregory Mabee
Name:	David Gregory Mabee
Title:	President

OWNER:

/s/ Dale Redman
Dale Redman, individually

Signature Page to Asset Purchase Agreement

Annex 1

DEFINITIONS

As used in this Agreement, the following terms have the following meanings:

“Acquired Assets” has the definition set forth in the Recitals.

“Acquired Agreements” means those Leases, Rights-of-Way, Permits related to the Properties, and all contracts, agreements or instruments pursuant to which Seller holds an interest in the Properties and all other agreements listed under the heading “Acquired Agreements” on Exhibit A.

“Action” means any demand, action, complaint, claim, counterclaim, charge, grievance, review, suit, mediation, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative, regulatory or appellate proceeding), hearing, inquiry, information request or audit commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Adjusted Purchase Price” has the definition set forth in Section 1.03(c).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise. For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings.

“Agreed Amount” has the definition set forth in Section 8.06(b).

“Agreement” has the definition set forth in the Preamble.

“Allocated Value” and “Allocated Values” has the definition set forth in Section 1.03(e).

“Allocation Methodology” has the definition set forth in Section 6.03.

“Annual Financial Statements” has the definition set forth in Section 3.03.

“Assignment” has the definition set forth in Section 2.02(a).

“Assumed Liabilities” means the following: (a) any Liability or obligation of any nature related to the Acquired Assets (including, without limitation, under the Acquired Agreements), whatsoever arising, or relating to events occurring, on and after the Effective Time, whether legal or equitable, or matured or contingent, including, without limitation, all express and implied covenants, duties, obligations and liabilities attributable thereto; (b) any Environmental Liabilities; (c) all Property Costs and other costs which are for the account of Buyer pursuant to Section 1.03; (d) all Burdens that accrue after the Effective Time; (e) the condition of the Properties at the Effective Time (including all obligations to restore the surface of the Properties, and to comply with, or to bring the Properties into compliance with the terms of the Leases, including conducting any remediation activities, investigations, feasibility studies, and other clean-up activities which may be required); (f) all Title Defects; and (g) all Environmental Defects with respect to the Acquired Assets.

“Assumption Agreement” has the definition set forth in Section 2.02(b).

“Balance Sheet Date” means December 31, 2025.

Annex 1-1

“Books and Records” means all books and records primarily related to the Acquired Assets, including: (A) title abstracts, title opinions, ownership reports, leases, assignments, contracts, rights of way, surveys, maps, plats and related correspondence; (B) files, logs, and operations, engineering and maintenance records; (C) joint interest billing, lease operating expense, division of interest and accounting records; (D) the Production Taxes; and (E) all seismic, geological and geophysical data and information (but only to the extent not subject to Third Party contractual restrictions on disclosure or transfer, following Seller’s commercially reasonable efforts to obtain waivers thereof); but, in all cases, specifically excluding the records and files primarily related to the Excluded Assets.

“Burdens” means all royalties, overriding royalties, production payments, net profits obligations, rentals, shut-in payments and similar burdens to which the Properties are subject.

“Business” means the business conducted by the Seller on the Fee Acres and Federal Lease Acres on the South Ranch, involving the sale of various oilfield related products and services, including water, brine, surface use and right-of-way agreements, a produced water royalty agreement, and caliche.

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of New Mexico or a federal holiday in the United States of America.

“Buyer” has the definition set forth in the Preamble.

“Buyer Parties” has the definition set forth in the Preamble.

“Buyer Prepared Returns” has the definition set forth in Section 6.08(b).

“Cap” has the definition set forth in Section 8.04(b)(i).

“Claimed Amount” has the definition set forth in Section 8.06(a).

“Closing” has the definition set forth in Section 2.01.

“Closing Date” has the definition set forth in Section 2.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” has the definition set forth in Section 5.04(b).

“Consents” means consents from Third Parties or Governmental Authorities that Seller is required to obtain to consummate the Transactions.

“Contested Amount” has the definition set forth in Section 8.06(b).

“Credit Facility” means collectively, that certain (a) Amended and Restated Credit Agreement, dated as of August 1, 2019, by and among Intrepid Potash, Inc., the subsidiaries party thereto, Bank of Montreal, as administrative agent, swing line lender, lead arranger, and book runner, and the lenders party thereto, (b) First Amended and Restated Credit Agreement, dated as of April 17, 2020, by and among Intrepid Potash, Inc., the subsidiaries party thereto, Bank of Montreal, as administrative agent, swing line lender, lead arranger, and book runner, and the lenders party thereto and (c) all amendments thereto.

“De Minimis Claim Amount” has the definition set forth in Section 8.04(a)(i).

“Deductible” has the definition set forth in Section 8.04(a)(i).

Annex 1-2

“Disclosure Schedules” means the Disclosure Schedules attached to this Agreement and delivered by Seller concurrently with the execution and delivery of this Agreement, which are incorporated by reference herein.

“Dispute Notice” has the definition set forth in Section 1.04(b).

“Dispute Period” has the definition set forth in Section 8.06(b).

“Diversion Liabilities” means any and all liabilities, obligations, costs, expenses, fines, penalties, assessments, or other amounts of any kind or nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, fixed, liquidated or unliquidated, matured or unmatured, or otherwise) arising out of or relating to: (a) any unauthorized, excess, or unpermitted diversion, use, or appropriation of water by Seller or its Affiliates prior to the Effective Time, including any obligation imposed by or resulting from any finding, order, ruling, determination, or proceeding of the New Mexico Office of the State Engineer ("OSE") or any other applicable Governmental Authority that Seller or its Affiliates diverted or used water in excess of, or in a manner inconsistent with, the quantities, rates, purposes, or place of use authorized under any Water Right; (b) any obligation of Seller or its Affiliates to repay, compensate, replace, or account for water previously diverted or used in an unauthorized or excess manner, including any obligation to make payment to, or satisfy any impoundment, assessment, or demand of, the OSE or any third party with priority rights senior to the Water Rights; (c) any forfeiture, cancellation, curtailment, suspension, or adverse modification of any Water Right arising out of or attributable to any act or omission of Seller or its Affiliates prior to the Effective Time, including any failure to put water to beneficial use within the periods required under applicable Law; (d) any third-party claim, demand, action, or proceeding (including by any holder of senior or junior water rights, or by any Governmental Authority) arising out of or relating to any diversion or use of water by Seller or its Affiliates prior to the Effective Time; and (e) any costs and expenses (including reasonable attorneys' fees, consultant fees, expert fees, and filing fees) incurred by Buyer or its Affiliates in connection with investigating, defending, resolving, or remediating any matter described in clauses (a) through (d) above; in each case, whether arising before or after the Effective Time, to the extent attributable to the acts or omissions of Seller or its Affiliates prior to the Effective Time.

“Dollars” and “$” means the lawful currency of the United States of America.

“Effective Time” has the definition set forth in Section 2.01.

“Environmental Claims” means any third party (including any Governmental Authorities, employees or other private parties) Action, Governmental Order, notice, claim, demand, proceeding, suit, complaint or investigation alleging any actual or potential liability (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) under or violation of any Environmental Law or Environmental Permit or the presence of, Release of, or exposure to, any Hazardous Substances.

“Environmental Defect” means (a) any contamination or condition including those resulting from any discharge, release, disposal, production, storage, treatment, or any other activities in, on, under, from or related to the Property, or the migration or transportation from other lands to the Property, or from the Property to other lands, of any wastes, pollutants, contaminants, hazardous materials or other materials or substances which causes any Property (or Seller with respect to such Property) to not be in compliance with any Environmental Law and (b) with respect to any Property (or the operation of any Property), the existence of any environmental pollution, contamination, degradation, damage or injury which is not otherwise authorized by permit or Environmental Law and for which investigative, remedial or corrective action is required under Environmental Law or any common law.

Annex 1-3

“Environmental Law” means any applicable Law relating to the protection of human health and safety (to the extent arising out of exposure to Hazardous Substances), environment, natural resources, or their protection, or the use, storage, recycling, treatment, generation, handling, management, transportation, disposal or Release of Hazardous Substances, including any applicable provisions of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., the Safe Drinking Water Act, the Hazardous & Solid Waste Amendments Act of 1984, and the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., and all analogous state or local statutes (each federal, state and local statute and ordinance as amended), and any regulations promulgated pursuant thereto.)

“Environmental Liabilities” means Liabilities arising out of or resulting from any Environmental Claims against Buyer, Seller or any of their Affiliates (and including Liabilities resulting from the defense against such Environmental Claim) related to the Acquired Assets.

“Environmental Permit” means all Permits, licenses, approvals, authorizations, consents, registrations or similar actions that may be required from any Governmental Authority under any applicable Environmental Law.

“Excluded Assets” has the definition set forth in the Recitals.

“Excluded Liabilities” means any Liability or obligation of any nature of Seller whatsoever arising, or relating to events occurring, prior to the Closing Date, whether legal or equitable, or matured or contingent, including the Diversion Liabilities, but excluding the Assumed Liabilities.

“Execution Date” has the definition set forth in the Preamble.

“Federal Lease Acres” has the definition set forth in the Recitals.

“Fee Acres” has the definition set forth in the Recitals.

“Final Purchase Price” has the definition set forth in Section 1.04(c).

“Final Settlement Statement” has the definition set forth in Section 1.04(b).

“Financial Statements” has the definition set forth in Section 3.03.

“First Deposit” has the definition set forth in Section 1.02.

“Fundamental Representations” means the representations and warranties set forth in Section 3.01 (Organization and Authority of Seller), 3.02(a) (No Conflicts), 3.11 (Taxes), 3.12 (Brokers), 4.01 (Organization and Authority of Buyer Parties), 4.02(a) (No Conflicts) and 4.03 (Brokers) of this Agreement.

“GAAP” means generally accepted accounting principles of the United States of America, consistently applied on an accrual basis.

“Governmental Authority” means any federal, foreign, state, municipal, local or similar governmental authority, regulatory or administrative agency, court or arbitral body.

“Government Land Use Authorizations” means all Acquired Agreements issued by any Governmental Authority authorizing the use, occupancy, access to, or operation on or across public lands.

“Government Land Use Authorizations Forms” has the definition set forth in Section 2.02(c).

Annex 1-4

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Guarantees” has the definition set forth in Section 5.07.

“Hazardous Substances” means any chemicals, materials or substances defined, classified, included, or otherwise characterized as “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “pollutants,” “toxic pollutants,” “radioactive” or words of similar meaning and regulatory effect under any applicable Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, mercury, radon, hazardous waste, mold, and urea formaldehyde insulation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and amended, and the rules and regulations promulgated thereunder.

“Income Tax Return” means any Tax Return for Income Taxes.

“Income Taxes” means any income, franchise, gross receipts, or similar Taxes, including any withholding Taxes attributable to any such Taxes that are imposed on or payable by a Person in connection with a direct or indirect owner of such Person or any pass-through entity Taxes imposed on or payable by a Person with respect to a direct or indirect owner of such Person, but for the avoidance of doubt, excluding any means any sales, use, transfer, stamp, registration, documentary, recording, value added or similar Taxes.

“Indebtedness” means all obligations of a Seller to any Person (i) for any indebtedness for borrowed money or evidenced by bonds, notes, debentures or other similar contracts, (ii) for any indebtedness or obligation secured by any Lien on property owned by Seller whether or not the indebtedness secured has been assumed by Seller, (iii) relating to any financing lease arrangements, (iv) under any letters of credit, performance bonds, surety agreements or similar instruments (to the extent drawn), (v) in respect of any deferred consideration of property or services (excluding trade payables incurred in the Ordinary Course of Business), (vi) for any net cash payment obligations under swaps, options, derivatives and other hedging agreements or arrangements payable upon termination thereof, and (vii) for any guarantee of any Liabilities of any other Person of a type described in any of clauses (i) through (vi) above.

“Indemnitee” has the definition set forth in Section 8.04(d).

“Indemnitor” has the definition set forth in Section 8.04(d).

“Independent Accountant” has the definition set forth in Section 1.04(c).

“Interim Financial Statements” has the definition set forth in Section 3.03.

“Intrepid Names” means any Trademark consisting of or including the word “Intrepid”.

“IRS” means the United States Internal Revenue Service.

“Knowledge” as to Buyer means the actual knowledge of Dale Redman and David Gregory Mabee, and as to Seller means the actual knowledge of Christina Sheehan and Chis Ingold.

“Law” means any applicable law, rule, regulation, ordinance, order, judgment or decree or other legal requirement of a Governmental Authority.

Annex 1-5

“Leases” means all of Seller’s leases related to the Acquired Assets including those described in Exhibit A to this Agreement together with all of Seller’s right, title and interest in and to any (a) sublease or other leasehold, working, operating, operating-rights, royalties, overriding royalties, production payments, mineral fee, carried, options, net revenue, net profit, force-pooled, non-consent and reversionary interests and any other rights and (b) any and all other rights, titles and interests of Seller in and to the lands covered by the Leases.

“Liabilities” means any obligation, commitment or other liability of a Person (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, fixed, liquidated or unliquidated, matured or unmatured, or otherwise, or whether due or to become due, and regardless of when asserted) and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP.

“Lien(s)” means any charges, pledges, options, reversionary rights, mortgages, deeds of trust, hypothecations, security interests, liens (statutory or other), attachment, right of way, encroachments, easements, servitudes, preferential arrangements or preemptive rights, rights of first refusal, and other encumbrances or restrictions of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any attribute of ownership.

“Loss” or “Losses” means any and all damages, demands, payments, obligations, penalties, assessments, disbursements, claims, costs, Liabilities, Taxes, losses, causes of action, and expenses, including interest, awards, judgments, settlements, fines, costs of remediation, fees, costs of defense and reasonable attorneys’ fees, costs of accountants, expert witnesses and other professional advisors and costs of investigation and preparation to defend of any kind or nature whatsoever.

“LR” means Lewis Ringelman P.C.

“Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate, is materially adverse to the Business or the assets, properties, operations or financial condition of Seller, taken as a whole, or that materially and adversely affects the ability of a Seller to consummate the Transactions, but shall exclude any circumstance, change, or effect resulting or arising from: (a) any change in general economic conditions (including any change in prices for natural gas or other commodities) in the industries or markets in which Seller operate or conduct business; (b) seasonal reductions in revenues and/or earnings of Seller in the ordinary course of its business; (c) [reserved]; (d) national or international political conditions, including the COVID-19 pandemic and governmental actions addressing it and the health and economic impacts resulting from it, any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (e) the effect of any changes in applicable Laws or accounting rules, including GAAP; (f) the entry into or announcement of this Agreement; (g) any change, effect or circumstance resulting from any action required or permitted by this Agreement; or (h) [reserved]; provided, however, that any event, circumstance, change, or effect referred to in clauses (a), (d), or (e) above may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, circumstance, change, or effect has a disproportionate adverse effect on the Acquired Assets, the Business, or Seller, as compared to other participants operating in the same industry and geographic region in which the Acquired Assets are located.

“Material Agreements” has the definition set forth in Section 3.05(a).

“Material Tax Contest” has the definition set forth in Section 6.05.

“NMAC” has the definition set forth in Section 5.08.

“Notice of Claim” has the definition set forth in Section 8.06(a).

“Ordinary Course of Business” means the ordinary course of business consistent with the past customs and practices with respect to Seller’s conduct of its business on the Acquired Assets, including with respect to quantity and the frequency and duration of an activity or arrangement.

Annex 1-6

“Organizational Documents” means the certificate of incorporation, certificate of formation, articles of association, bylaws, limited liability company agreement, operating agreement, partnership agreement, or similar formation or governing documents and instruments.

“Other Tax Return” means any Tax Return that is not a Pre-Effective Time Flow-Through Tax Return.

“Owner” has the definition set forth in the Preamble.

“Party” and “Parties” has the definition set forth in the Preamble.

“Permits” means authorizations, licenses, permits, concessions, registrations, approvals, grants, exemptions, waivers, variances, consents, authorizations, orders, approvals, or certificates issued by Governmental Authorities other than Water Rights and Governmental Land Use Authorizations.

“Permitted Liens” means: (a) third-party consent and notice requirements and similar restrictions with respect to which waivers or consents are obtained by a Seller or a Seller from the appropriate parties prior to the Closing Date or the appropriate time period for asserting the right has expired or which, in the case of notice requirements, need not be satisfied prior to transfer; (b) Liens for current Taxes or assessments not yet delinquent or, if delinquent, being contested in good faith by appropriate actions and set forth on Schedule PL; (c) materialmans’, mechanics’, repairmans’, workers’, contractors’, operators’, carriers’ and other similar liens and charges arising in the Ordinary Course of Business for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, being contested in good faith by appropriate actions and set forth on Schedule PL, provided an adequate reserve to the extent required by GAAP has been established therefor on the Financial Statements; (d) all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of the Acquired Assets if they are not required to be obtained prior to the sale or conveyance and will not subject Buyer or Seller to any Liability or disability after the Closing due to the failure to make or obtain same prior to Closing; (e) all rights reserved to or vested in any Governmental Authority to control or regulate any of the assets of Seller in any manner and all obligations and duties under all Laws of such Governmental Authority or under any franchise, grant, or Permit issued by any such Governmental Authority; (f) defects that have been cured by Laws of limitations or prescription; (g) reversionary rights contained in easements, rights-of-way, surface use agreements, and similar agreements of record in the county or counties in which Seller’s assets are located; and (h) any other minor defects, discrepancies, or irregularities in title that do not, individually or in the aggregate, materially interfere with the ownership, use, or operation of the Acquired Assets as currently conducted.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Personal Guaranty” means the personal guaranty by Dale Redman to Seller, an executed version of which is attached to this Agreement as Exhibit B.

“Pre-Effective Time Flow-Through Tax Return” means (a) any U.S. Internal Revenue Service Form 1065, U.S. Return of Partnership Income, of Seller for any Tax period ending on or before the Closing Date or any Straddle Period, and (b) any state or local Income Tax Return of a Seller for Income Taxes imposed on or with respect to a direct or indirect owner of Seller on a “flow-through” basis for any Tax period ending on or before the Closing Date or any Straddle Period (including any Tax Returns of Seller for any withholding Taxes attributable to any such Taxes that are imposed on or payable by Seller in connection with a direct or indirect owner of Seller or pass-through entity Taxes imposed on or payable by Seller with respect to a direct or indirect owner of Seller).

“Pre-Effective Time Tax Contest” has the definition set forth in Section 6.05.

Annex 1-7

“Pre-Effective Time Tax Period” means any Tax period (or portion thereof) ending on or before the Effective Time.

“Preliminary Settlement Statement” has the definition set forth in Section 1.04(a).

“Proceedings” means all audits, examinations, proceedings, actions, claims, suits, and investigations by and before any mediator, arbitrator, or Governmental Authority.

“Production Taxes” means the ad valorem, severance, excise, production, sales, use, real property, personal property, conservation or other taxes based upon or measured by the ownership or operation of the Acquired Assets or the production of hydrocarbons or other minerals and the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, income, franchise and similar Taxes and Transfer Taxes. The obligation of the Parties to pay Production Taxes shall be determined in accordance with Section 6.07.

“Pro Forma Policy” has the meaning set forth in Section 5.08.

“Property” and “Properties” means the Fee Acres, the Federal Lease Acres and the Water Rights.

“Property Costs” means the costs and expenses incurred in the Ordinary Course of Business and attributable to the ownership, development and operation of the Acquired Assets and, in each case, are set forth categorically on Schedule PC. For purposes of this definition, determination of whether Property Costs are attributable to the period before or after the Effective Time shall be based on when services are rendered, when the goods are delivered or when the work is performed. For clarification, the date an item or work is ordered is not the date of a pre-Effective Time transaction but rather the date on which the item ordered is delivered to the job site or the date on which work ordered is performed, shall be the relevant date. Notwithstanding the foregoing, the Property Costs do not include any costs related to the breach of any of Seller’s representations, warranties or covenants contained in this Agreement.

“Property Taxes” has the definition set forth in Section 6.07(b).

“Purchase Price” has the definition set forth in Section 1.02.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture), and any abandonment or discarding of barrels, containers or other closed receptacles containing, any Hazardous Substances.

“Remediation” shall mean, with respect to an individual Environmental Defect, the implementation and completion of any and all response, investigation, monitoring, remedial, removal, response, construction, closure, disposal, testing, integrity testing or other corrective actions required or allowed under Environmental Laws that completely addresses and resolves (for use in the same manner as being currently used) the identified Environmental Defect in its entirety.

“Representatives” means as to any Person, its officers, directors, managers, shareholders, employees, agents, controlling persons, counsel, accountants, financial advisers and consultants.

“Response Notice” has the definition set forth in Section 8.06(b).

“Retained Revenue” has the definition set forth in Section 1.03(a).

Annex 1-8

“Revenue” means all income, proceeds, revenues, receipts, and credits earned or obtained with respect to the ownership, operation or use of the Acquired Assets.

“Rights-of-Way” means the easements, rights-of-way, licenses, and other interests listed on Exhibit A.

“Seller” has the definition set forth in the Preamble.

“Seller Taxes” means (a) all Income Taxes imposed by any applicable laws on Seller, any of its direct or indirect owners or Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, (b) Production Taxes allocable to Seller pursuant to Section 6.07, and (c) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets or that are attributable to any asset or business of Seller that is not part of the Acquired Assets.

“Severance Taxes” has the definition set forth in Section 6.07(b).

“South Ranch” has the definition set forth in the Recitals.

“Special Warranty Deed” has the definition set forth in Section 2.02(d).

“Stipulated Amount” has the definition set forth in Section 8.06(e).

“Straddle Period” means any Tax period beginning on or before and ending after the Effective Time.

“Surface Leases” has the definition set forth in Section 3.14.

“Survey” has the definition set forth in Section 5.08.

“Tax” or “Taxes” means any federal, state, provincial, local, or foreign income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including Taxes under Section 59A of the Code or any analogous or similar provision of any state, local, or foreign Law or regulation), real property, personal property, ad valorem, intangibles, escheat, unclaimed property, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar Tax, duty, or other charge or assessment or deficiencies thereof imposed by any Governmental Authority, and including any interest, fines, penalties or additions to Tax attributable to the foregoing.

“Tax Contest” has the definition set forth in Section 6.05.

“Tax Returns” means any report, return, election, information return, estimated tax filing, declaration, or other document filed or submitted or required to be filed or submitted to any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party” means any Person other than a Party or an Affiliate of a Party.

“Third Party Claim” has the definition set forth in Section 8.05(a).

“Title Affidavits” has the meaning set forth in Section 5.08.

Annex 1-9

“Title Commitment” has the meaning set forth in Section 5.08.

“Title Company” means First American Title Insurance Company.

“Title Cure Period” means the period beginning on the Buyer’s Notice Date and ending on the Closing Date.

“Title Defect” means (i) with respect to Seller’s record and beneficial title in any of the Properties, on a property by property basis, any lien, charge, encumbrance, irregularity or defect or deficiency of title, excluding the Permitted Liens, including those that result in a pledge, security interest, burden, lien or encumbrance of any kind upon a Lease or any of the Properties; and (ii) any contract that is (A) an indenture, mortgage, loan, credit or sale-leaseback, pledge, guaranty of any obligation, bonds, letters of credit or similar financial contract; or (B) a purchase and sale agreement, farmout agreement, participation agreement, seismic agreement or geophysical acquisition or interpretation, development agreement, joint operating agreement, partnership agreement (other than Tax partnerships), joint venture agreement or similar contract affecting the Acquired Assets.

“Title Policy” has the meaning set forth in Section 5.08.

“Trademark” means any trademark, service mark, trade name, service name, brand name, slogan, logo, internet domain name, corporate name and other identifier of source or origin, and any registration and application for registration of the foregoing.

“Transition Services Agreement” has the meaning set forth in Section 2.02(e).

“Transactions” means the transactions contemplated by this Agreement, including the transactions contemplated by the Transaction Documents.

“Transaction Documents” means this Agreement, as amended, modified and/or restated from time to time in accordance herewith, including all the Disclosure Schedules, other Schedules and Exhibits to this Agreement, the Personal Guaranty, the Assignment, the Assumption Agreement, the Government Land Use Authorizations Forms, the Special Warranty Deed and each other document, certificate and instrument to be delivered at Closing in accordance with this Agreement.

“Transaction Tax Deductions” means any item of loss or deduction for Income Tax purposes arising from or attributable to any fees or expenses (including any bonus or other compensatory payments) of or on behalf of any Seller incurred in connection with the Transactions or the payment of any Indebtedness of any Seller in connection with the Closing.

“Transfer Taxes” means any sales, use, transfer, stamp, registration, documentary, recording, value added or similar Taxes or fees (including any interest or penalties with respect to any such fees) arising as a result of the Transactions.

“Water Rights” has the definition set forth in the Recitals.

Annex 1-10

Exhibit A

Acquired Assets

See attached.

Exhibit A

Exhibit B

Personal Guaranty

See attached.

Exhibit B

Exhibit C

Bill of Sale

See attached.

Exhibit C

Exhibit D

Assignment and Assumption Agreement

See attached.

Exhibit D

Exhibit E

Government Land Use Authorization Forms

See attached.

Exhibit E

Exhibit F

Allocation Methodology

Exhibit F

Exhibit G

Special Warranty Deed

See attached.

Exhibit G

Exhibit H

Transition Services Agreement

See attached.

Exhibit H